Exhibit 2.7
PURCHASE SALE AND CONTRIBUTION AGREEMENT
BETWEEN
AMGU HOLDINGS LLC,
AS SELLER
AND
EAGLE ROCK ENERGY PARTNERS, L.P.,
AS PURCHASER
EXECUTED ON JULY 11, 2007

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PURCHASE SALE AND CONTRIBUTION AGREEMENT
     This Purchase Sale and Contribution Agreement (the “Agreement”), is executed on July 11, 2007, by and between AmGu Holdings LLC, a Delaware limited liability company (“Seller”), and Eagle Rock Energy Partners, L.P., a Delaware limited partnership (“Purchaser”). Each of Seller and Purchaser is sometimes referred to individually as a “Party” and collectively as the “Parties.”
RECITALS:
     WHEREAS, Seller owns all of the outstanding equity interests (the “Interests”) of Escambia Operating Co., LLC, a Delaware limited liability company (“EOC”), and Escambia Asset Company, LLC, a Delaware limited liability company (“EAC”; EOC and EAC are each referred to hereinafter after as a “Subject Company” and collectively as the “Subject Companies”), which respectively own and operate certain interests in oil and gas properties, rights and related assets that are defined and described herein; and
     WHEREAS, Seller desires to sell assign, and/or contribute to Purchaser and Purchaser desires to purchase and acquire from Seller the Interests, in the manner and upon the terms and conditions hereafter set forth;
     WHEREAS, capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are defined in Article XIII hereof.
     NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound by the terms hereof, agree as follows:
ARTICLE I
PURCHASE SALE AND CONTRIBUTION
     Section 1.1 Purchase Sale and Contribution of Interests.
     At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Seller, the Interests, free and clear of any Liens, other than transfer restrictions imposed thereon by applicable securities Laws. The Parties agree that the Assets of the Subject Companies shall not include the Excluded Assets.
     Section 1.2 Consideration at Closing.
     At the Closing and post-Closing, as applicable, Purchaser shall pay and/or deliver to Seller, in the manner set forth below, in exchange for the Interests total consideration equal to $220,000,000.00 (the “Consideration”), which shall be adjusted as set forth herein, to be paid as follows:
     (a) Cash Payment. Subject to the adjustments described below, at Closing, Purchaser shall pay to Seller, by wire transfer of immediately available funds to the accounts designated by Seller, an amount in cash equal to the sum of $203,500,000.00 (the “Cash Payment”), as partial consideration for the Interests.
     (b) Purchaser Units. Purchaser shall deliver to Seller 689,857 of Purchaser’s Common Units of limited partner interests (“Common Units”) having an agreed value of $16,500,000 (the “Purchaser Units”). Notwithstanding the date of delivery of the Purchaser Units, Seller hereby waives any and all rights to receive any distribution by Purchaser relating to the three month period ending June 30, 2007, whenever such distribution is declared and regardless of whether Seller acquires the Purchaser Units prior to the setting of any record date with respect to such distribution. The parties hereto agree that such waiver is based on the fact that Seller will not own any Purchaser Units during the three month period ending June 30, 2007 and not the result of any failure of Purchaser to fund such distribution to Seller.
     (c) Distribution Adjustment. At least five (5) Business Days prior to the Closing Date, but not including the Closing Date, Seller shall prepare and deliver to Purchaser a schedule of all distributions by any Subject Company to Seller since the Effective Time and prior to the Closing (“Distribution Schedule”). The Consideration and the Cash Payment will be reduced dollar-for-dollar by any distributions shown on the Distribution Schedule. Such decrease, if any, in the Consideration and the Cash Payment is hereinafter referred to as the “Distribution Adjustment.”
     (d) Escrow Deposit. The Consideration to be delivered at Closing shall be reduced by the Escrow Deposit, which shall be delivered in Common Units reducing the number of Purchaser Units to be delivered to Seller at Closing to the escrow agent at the Closing and will be available to satisfy any amounts owed by Seller to Purchaser, if any, under this Agreement in accordance with the escrow agreement attached as Exhibit A (the “Escrow Agreement”). Any calculation of a number of Common Units to be returned to Purchaser from the Escrow Deposit pursuant to the terms of the Escrow Agreement shall be calculated using a per Common Unit price equal to the average of the closing price of Purchaser’s Common Units on NASDAQ Global Market for the last five (5) consecutive trading days ending on the trading day prior to the date of such calculation. For the purposes of this Agreement, any Purchaser Units not delivered to the escrow agent as the Escrow Deposit shall be referred to as “Non-Escrowed Units.”
     (e) Indebtedness Adjustment. To the extent any Indebtedness for Borrowed Money exists as of the Closing Date, the Consideration and the Cash Payment shall be reduced in a dollar-for-dollar manner equal to the amount of such indebtedness and such indebtedness shall be paid at Closing.
     (f) Other Adjustments. The Consideration and the number of Non-Escrowed Units shall be adjusted, to the extent known or agreed upon prior to Closing, by the net of any Title Defect Amount and any Title Benefit Amount and any Environmental Defect Amount and by any other pre-Closing adjustment described herein. In addition, unless otherwise expressly provided in this Agreement, all post-Closing adjustments to the Consideration for title and environmental issues shall first be made by adjusting the number of Non-Escrowed Units and promptly returning such adjusted Non-Escrowed Units to Purchaser in accordance with Section 1.3. Any adjustment to the number of

Non-Escrowed Units shall be based on a calculation using a per Common Unit price equal to the average of the closing price of Purchaser’s Common Units on NASDAQ Global Market for the last five (5) consecutive trading days ending on the last trading day prior to the Closing Date. In addition to the foregoing, the additional adjustments reflected in Schedule 1.6 will increase the Consideration and Cash Payment at Closing by the amount reflected therein.
     Section 1.3 Post-Closing Adjustment for Title and Environmental Issues.
     The Consideration and Non-Escrowed Units shall be adjusted post-Closing in accordance with Section 1.2(f) for title issues in accordance with Section 3.4(i) and 3.4(j) and for environmental issues in accordance with Section 3.7(f) and 3.7(g). Purchaser shall promptly, but in any event within five (5) Business Days after final determination under Section 3.4(i) and Section 3.7(f), pay any positive adjustment to Seller in cash by wire transfer of immediately available funds to the account designated by Seller. Seller shall promptly, but in any event within five (5) Business Days after final determination under Section 3.4(i) and Section 3.7(f), pay any negative adjustment to Purchaser by release of that number of Non-Escrowed Units equal to the negative adjustment calculated in accordance with Section 1.2(f). Notwithstanding anything to the contrary in this Agreement, there shall be no adjustment in Consideration for Title Defects, Title Benefits or Environmental Defects with respect to acquisitions of Assets consummated on or after the Effective Time.
     Section 1.4 Post-Closing Adjustment for Interim Period Income Taxes.
     (a) The Consideration and the Cash Payment include $-0- (the “Estimated Tax Amount”), which is a mutually agreed upon estimate of the federal and state income taxes at the Assumed Tax Rate from the operations of the Subject Companies during the Interim Period.
     (b) For purposes of this Section 1.4, all calculations of state and federal income taxes shall be calculated using the Assumed Tax Rate and (unless otherwise required by Law) the respective federal and state tax and accounting principles most recently used by Seller in determining federal and state income taxes in respect of the operations of the Subject Companies.
     (c) Within 60 days of Seller filing the final federal and state income tax returns in respect of the Subject Companies operations during the Interim Period (which are currently expected to be filed in April 2008), Seller shall prepare and deliver to Purchaser a reasonably detailed written calculation (the “Actual Tax Calculation”) of the actual state and federal income tax of the operations of the Subject Companies during the Interim Period calculated using the Assumed Rate and actual taxable income during the Interim Period (the “Actual Tax”). Subject to Sections 1.4(d) and 1.4(e), if the Actual Tax, is greater than the Estimated Tax Amount by at least $50,000, then the Consideration and Cash Payment shall be increased by the difference and Purchaser shall pay such difference to Seller (by wire transfer) within two Business Days of such agreement or final determination in accordance with this Section 1.4. If, on the other hand, subject to Section 1.4(d) and 1.4(e), the Actual Tax is less than the Estimated Tax Amount by at least $50,000, then the Consideration and the Cash Payment shall decreased by the difference and Seller shall pay such difference to Purchaser (by wire transfer) within two Business Days of such agreement or final determination in accordance with this Section 1.4.
     (d) If Purchaser disputes the Actual Tax reflected in the Actual Tax Calculation, then Purchaser may provide Seller a written notice of such dispute (a “Tax Dispute Notice”); provided, however, that Purchaser shall not be entitled to dispute amounts actually reported in Tax Returns in accordance with applicable Law (but it could, for example, dispute the appropriateness of the allocation of income and expense to the Subject Companies as opposed to the other operations of Seller. A Tax Dispute Notice shall describe Purchaser’s dispute in reasonable detail and Purchaser’s proposed adjustment to the Actual Tax. If the Tax Dispute Notice is not provided to Seller within 30 days of Purchaser’s receipt of the Actual Tax Calculation, then the amounts reflected in the Actual Tax Calculation shall be conclusive and binding on the Parties in accordance with this Section 1.4.
     (e) Following Purchaser’s delivery of a Tax Dispute Notice to Seller, Purchaser and Seller shall in good faith, and in consultation with their respective accountants and tax advisors, endeavor to resolve the disputes identified in the Tax Dispute Notice and any other disputes that Seller may have identified following its receipt of the Tax Dispute Notice (the “Disputed Matters”). If the Disputed Matters are mutually resolved by the Parties, then the details of such resolution shall be reflected in a written statement signed by each Party, and such resolution shall be conclusive and binding on the Parties. If the Disputed Matters remain unresolved after 20 days following delivery of the Tax Dispute Notice, then either Purchaser or Seller may submit the Disputed Matters to the Accountants. If the Disputed Matters are submitted to the Accountants for resolution, (i) each Party shall furnish to the Accountants such workpapers and other documents and information relating to the Disputed Matters as the Accountants may request and are available to that Party (or its independent public accountants), and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the Accountants shall determine the Actual Tax, which determination shall be set forth in reasonable detail in writing and delivered to both Parties within 30 days of the Accountants’ engagement, which determination shall be binding and conclusive on the Parties; and (iii) Purchaser, on the one hand, or Seller, on the other hand, shall bear the fees and expenses of the Accountants for such determination based which Party’s determination of the Disputed Matters (in the aggregate) is most nearly correct. For example, if Purchaser’s determination of such issues as set forth in its calculations in the Tax Dispute Notice is closest to the final determination of such issues in the Accountant’s determination of the Actual Tax accordance with this Section 1.4, then Seller shall bear such fees and expenses.
     (f) After the Closing, Purchaser shall cause the Subject Companies to provide Seller reasonable access during normal business hours upon two Business Days’ written notice to their books and records and personnel, and assistance, to the extent requested by Seller and reasonably necessary for Seller’s preparation of tax returns in respect of the period before the Closing.

     Section 1.5 LOC Deposit.
     Contemporaneously with the execution and delivery of this Agreement, Purchaser shall deliver to Seller an irrevocable letter of credit drawn on a bank acceptable to the Seller, and in form and substance acceptable to Seller, in the amount of $11,000,000 (the “LOC Deposit”), which may be drawn at sight by Seller in Texas at any time upon presentation of a statement to such bank by Seller.
     Section 1.6 Post-Closing Adjustment for Final Net Working Capital.
     (a) The Parties agree that the Consideration and the Cash Payment shall be adjusted upward at Closing by an amount equal to the Estimated Effective Time Net Working Capital as set forth on Schedule 1.6.
     (b) Final Effective Time Net Working Capital shall be determined:
     (i) As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereafter, Purchaser shall prepare and deliver to Seller its calculation of the Final Effective Time Net Working Capital and a calculation of any adjustment to Consideration based on the Final Effective Time Net Working Capital (the “Final Calculations”). The Final Effective Time Net Working Capital shall be calculated using the same accounting methodologies, conventions, practices, and principles used in the preparation of the financial statements upon which the Estimated Effective Time Net Working Capital was calculated and in the calculation of such Estimated Effective Net Working Capital. For purposes of calculating the Final Effective Time Net Working Capital, to the extent accruals and reserves include subjective determinations, such accruals and reserves shall be reflected at not more than the amounts reflected in the calculation of the Estimated Effective Time Net Working Capital.
     (ii) Seller shall have the right to audit, review and verify the Final Effective Time Net Working Capital and the Final Calculations until December 31, 2007. Purchaser shall provide Seller and its Representatives reasonable access to the records and employees of the Subject Companies and shall cause the employees of the Subject Companies to cooperate in all reasonable respects with Seller in connection with their review of such work papers and other documents and information relating to the Final Calculations as Seller shall reasonably request and that are available to the Purchaser and Seller or their independent public accountants. If, within the period from the Closing Date to December 31, 2007, Seller shall not have given written notice to Purchaser of objection thereto, then Seller shall be deemed to have accepted the Final Calculations, which shall then be final, binding and conclusive for all purposes hereunder. In the event that Seller gives written notice of any objection to the Final Effective Time Net Working Capital or the Final Calculations (an “Objection Notice”) within such period, then Seller and Purchaser will in good faith attempt to resolve the disputed matter(s) within the thirty (30) day period following the delivery of such Objection Notice.

     (iii) If, at the end of the thirty (30) day resolution period, the Parties are unable to resolve any disagreement between them with respect to the preparation of the Final Calculations, then each Party shall deliver simultaneously to the Accountants the Objection Notice and such work papers and other reports and information relating to the disputed matter(s) as the Accountants may request and shall be afforded the opportunity to discuss the disputed matter(s) with the Accountants. The Accountants shall have thirty (30) days to carry out a review and prepare a written statement of its determination regarding the disputed matter(s) (including a statement regarding the Accountants’ determination of the prevailing Party in any such disputed matter) which determination shall be final and binding upon the Parties. Any fees and expenses of the Accountants incurred in resolving the disputed matter(s) shall be borne equally by the Parties
     (c) If the Final Effective Time Net Working Capital is less than the Estimated Effective Time Net Working Capital, then Seller shall promptly, but in any event within five (5) Business Days, pay such difference to Purchaser in cash by wire transfer of immediately available funds to the account designated by Purchaser. If the Final Effective Time Net Working Capital is greater than the Estimated Effective Time Net Working Capital, Purchaser shall promptly, but in any event within five (5) Business Days, pay such excess to Seller in cash by wire transfer of immediately available funds to the account designated by Seller.
ARTICLE II
CLOSING
     Section 2.1 Time and Place of Closing.
     (a) Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Thompson & Knight LLP, located at 333 Clay Street, Suite 3300, Houston, Texas 77002, at 10:00 a.m., local time, on July 31, 2007, or if all conditions in Article VII to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the Parties under Article X.
     (b) The date on which the Closing occurs is herein referred to as the “Closing Date.”
ARTICLE III
TITLE AND ENVIRONMENTAL MATTERS
     Section 3.1 Seller’s Title.
     (a) Seller represents and warrants to Purchaser that the Subject Companies’ title to the oil and gas interests and properties, including all Wells, leases, mineral interests, working interests, net revenue interests, and royalty interests, shown on Exhibit B is Defensible Title as defined in Section 3.2.

     (b) This Article III shall provide Purchaser’s exclusive remedy in respect of Title Defects reported in accordance with this Article III.
     Section 3.2 Definition of Defensible Title.
     As used in this Agreement, the term “Defensible Title” means that title of Seller which, subject to Permitted Encumbrances:
     (a) Entitles the applicable Subject Company to receive throughout the duration of the productive life of any Well (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons), not less than the “net revenue interest” share shown in Exhibit B of all Hydrocarbons produced, saved and marketed from such Well, except decreases in connection with those operations in which the applicable Subject Company may be a nonconsenting co-owner, decreases resulting from the reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment or amendment of pools or units, and decreases required to allow co-owners to make up past underproduction or pipelines to make up past under deliveries and except as stated in such Exhibit B;
     (b) Obligates the applicable Subject Company to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Well not greater than the “working interest” shown in Exhibit B without increase throughout the productive life of such Well, except as stated in Exhibit B and except increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law and increases that are accompanied by at least a proportionate increase in the net revenue interest; and
     (c) Except as set forth on Schedule 3.2(c), which Encumbrances shall be removed at or before the Closing is free and clear of all Encumbrances other than Permitted Encumbrances.
     As used in this Agreement, the term “Encumbrance” means any lien, charge, encumbrance, obligation, or other defect (including a discrepancy in net revenue interest or working interest as set forth in Exhibit B), and the term “Title Defect” means any Encumbrance, other than a Permitted Encumbrance, that causes a breach of Seller’s representation and warranty in Section 3.1. As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the net revenue interest of Seller in any Well above that shown on Exhibit B, without causing a greater than proportionate increase in the working interest above that shown in Exhibit B.
Section 3.3 Definition of Permitted Encumbrances.
     As used herein, the term “Permitted Encumbrances” means any or all of the following:
     (a) Any lessors’ royalties and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, reduce the net revenue interests below that shown in Exhibit B or increase the working interest above that shown in Exhibit B without a corresponding increase in the net revenue interest;
     (b) All Contracts, including any joint operating agreement, to the extent that they do not, individually or in the aggregate, reduce the net revenue interests below that shown in Exhibit B or increase the working interest above that shown in Exhibit B without a corresponding increase in the net revenue interest;
     (c) Subject to compliance with Section 3.5, preferential rights to purchase the oil and gas property;
     (d) Third-party consent requirements and similar restrictions with respect to which waivers or consents are obtained by Seller from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;
     (e) Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;
     (f) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;
     (g) All rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance;
     (h) Rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;
     (i) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned);
     (j) Calls on production under the existing Crude Oil Agreement between ExxonMobil Oil Corporation and Vintage Petroleum Inc., dated October 25, 2004 (“ExxonMobil Agreement”);
     (k) All rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner and all obligations and duties under all applicable Laws, rules and orders of any such Governmental Authority or under any franchise, grant, license or permit issued by any such Governmental Authority;
     (l) The litigation matters described in Schedule 4.7;

     (m) Any reduction in the working interest and/or net revenue interest below those shown on Exhibit B, or any other Encumbrance, resulting from the following:
     (i) The occurrence of payout under any farmout agreement, joint operating agreement or similar arrangement, or the exercise of any other back-in right or reversionary interest held by a third Person;
     (ii) Any lease amendment, or any consent by any non-participating royalty interest or non-executive mineral interest, authorizing the lessee or executive rights holder to pool a leasehold interest, royalty interest, or mineral interest constituting part of any Property, or to pool another leasehold interest, royalty interest, or mineral interest with any Property; or
     (iii) The failure of Exhibit B to reflect any leased or unleased mineral interest, where the owner thereof was treated as a non-participating co-tenant during the drilling of any Well;
     (n) Any other Encumbrances which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned) and which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in similar geographic locations; and
     (o) Any matters shown on Exhibit B.
     Section 3.4 Notice of Title Defects; Defect Adjustments.
     (a) To assert a claim arising out of a breach of Section 3.1, Purchaser must deliver a claim notice to Seller (a “Title Claim Notice”), promptly after becoming aware of a Title Defect but in any event on or before October 31, 2007 (the “Title Claim Date”), except as otherwise provided under Sections 3.5 or 3.6 and provided that any Encumbrance created or arising on or after the Closing Date shall not constitute a Title Defect. Such notice shall be in writing and shall include (i) a specific description of the alleged Title Defect(s), (ii) the Wells affected, (iii) the Allocated Values of the Wells subject to the alleged Title Defect(s) as set forth on Exhibit B-1, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s) and (v) the amount by which Purchaser reasonably believes the Allocated Values of those Wells are reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. Purchaser shall be deemed to have waived all breaches of Section 3.1 of which Seller has not been given a Title Claim Notice on or before the Title Claim Date.
     (b) Should Purchaser discover any Title Benefit on or before the Title Claim Date, Purchaser shall as soon as practicable, but in any case by the Title Claim Date, deliver to Seller a notice (a “Title Benefit Notice”) including (i) a specific description of the Title Benefit, (ii) the Wells affected, (iii) the Allocated Values of the Wells subject to such Title Benefit and (iv) the amount by which the Purchaser reasonably believes the Allocated Value of those Wells is increased by the Title Benefit, and the computations and information upon which Purchaser’s belief is based. Seller shall have the right, but not the obligation, to deliver to Purchaser a similar notice on or before the Title Claim Date with respect to each Title Benefit discovered by Seller. Seller shall be deemed to have waived all Title Benefits of which neither Party has given such a notice on or before the Title Claim Date, except to the extent Purchaser has failed to give a Title Benefit Notice which it was obligated to give under this Section 3.4(b).
     (c) Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove on or before the Title Defect Date any Title Defects of which it has been advised by Purchaser.
     (d) With respect to each Well affected by Title Defects reported under Section 3.4(a) and not cured during the period permitted under Section 3.4(c), Seller’s interest in the Well shall be assigned at Closing subject to all such uncured Title Defects and the Consideration and the Non-Escrowed Units in accordance with Section 1.2(f) shall be reduced by an amount (the “Title Defect Amount”) equal to the reduction in the Allocated Value for such Well caused by such Title Defects, as determined pursuant to Section 3.4(g).
     (e) With respect to each Well affected by Title Benefits reported under Section 3.4(b) (or of which Purchaser had knowledge and should have reported under Section 3.4(b)), the Consideration and the Cash Payment shall be increased (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Well caused by such Title Benefits, as determined pursuant to Section 3.4(h).
     (f) Intentionally omitted.
     (g) The Title Defect Amount resulting from a Title Defect shall be determined as follows:
     (i) if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;
     (ii) if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the affected Well unless Seller causes such Title Defect to be cleared at or before the Closing;
     (iii) if the Title Defect represents a discrepancy between (A) the net revenue interest for any Well and (B) the net revenue interest stated on Exhibit B, then the Purchaser and Seller shall negotiate in good faith to reach an agreement regarding the value of any Title Defect not heretofore addressed;
     (iv) if the Title Defect represents an Encumbrance of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Well so affected, the portion of Seller’s interest in the Well affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Well, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation;
     (v) notwithstanding anything to the contrary in this Article III, (A) an individual claim for a Title Defect for which a Title Claim Notice is given prior to the Title Claim Date shall only be subject for adjustment under this Article III (except for adjustments required by Section 3.5 or Section 3.6) if the Title Defect Amount with respect thereto exceeds seventy-five thousand dollars ($75,000), (B) the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Well shall not exceed the Allocated Value of such Well, (C) except for adjustments required by Section 3.5 or Section 3.6, there shall be no adjustment to the Consideration for Title Defects unless and until the aggregate Title Defect Amounts for all Wells for which Title Claim Notices were timely delivered exceed $6,600,000, and then only to the extent that the aggregate Title Defect Amounts exceed $6,600,000, and (D) if the aggregate Title Defect Amounts for all Wells for which Title Claim Notices were delivered exceed $6,600,000, Seller may, by notice to the Purchaser at least one Business Day prior to Closing, elect to terminate this Agreement under Section 9.1;
     (vi) if a Title Defect is reasonably susceptible of being cured, the Title Defect Amount determined under subsections (iii) or (iv) above shall not be greater than the lesser of (A) the reasonable cost and expense of curing such Title Defect or (B) the share of such curative work cost and expense which is allocated to such Well pursuant to subsection (vii) below; and
     (vii) the Title Defect Amount with respect to a Well shall be determined without duplication of any costs or losses (A) included in another Title Defect Amount hereunder, (B) included in a casualty loss under Section 3.6, or (C) for which Purchaser otherwise receives credit in the calculation of any adjustment to the Consideration. To the extent that the cost to cure any Title Defect will result in the curing of all or a part of one or more other Title Defects, such cost of cure shall be allocated for purposes of Section 3.4(g)(vi) among the Wells so affected on a fair and reasonable basis.
     (h) The Purchaser and Seller shall negotiate in good faith to reach an agreement regarding the value of any Title Benefit.
     (i) Seller and Purchaser shall attempt to agree on all Title Defect Amounts and Title Benefit Amounts by two (2) Business Days prior to the Closing Date. If Seller and Purchaser are unable to agree by that date, Seller’s estimate shall be used to determine any adjustment to the Consideration at Closing, and the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(i). During the 10-day period following the Closing Date, Title Defect Amounts and Title Benefit Amounts in dispute shall be submitted to a title attorney with at least 20 years’ experience in oil and gas titles as selected by (A) mutual agreement of Purchaser and Seller or (B) absent such agreement during the 10-day period, by the Houston office of the American Arbitration Association (the “Title Arbitrator”). The Title Arbitrator shall not have had an affiliation with any

Party or their Affiliates within the seven (7) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within 45 days after submission of the matters in dispute and shall be final and binding upon all Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Sections 3.4(g) and 3.4(h) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation title attorneys from other states and petroleum engineers. In no event shall any Title Defect Amount exceed the estimate given by Purchaser in its Title Claim Notice delivered in accordance with Section 3.4(a), and in no event shall any Title Benefit Amount exceed any estimate given by Seller in a Title Benefit Notice delivered in accordance with Section 3.4(b). The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Purchaser shall bear its own legal fees and other costs of presenting its case. Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator. Notwithstanding anything to the contrary in this Agreement, there shall be no adjustment in Consideration with respect to acquisitions of Assets consummated on or after the Effective Time.
     (j) Seller may at its option and sole cost continue after Closing but prior to the date of the final adjustment to the Consideration under Section 1.3 to attempt to cure or remove any Title Defects. If any Title Defect for which a Consideration adjustment is made is cured or removed by Seller prior to the date of the final adjustment to the Consideration under Section 1.3, Seller shall be reimbursed in that final adjustment for the amount of any previous deduction from the Consideration with respect to such Title Defect.
     Section 3.5 Consents to Assignment and Preferential Rights to Purchase.
     (a) Promptly after the date hereof, Seller shall prepare and send (i) notices to the holders of any required consents to assignment (if applicable) that are set forth on Schedule 3.5(a) and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights (if applicable) that are set forth on Schedule 3.5(a) in compliance with the terms of such rights and requesting waivers of such rights. Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement. The Consideration payable under this Agreement for any particular lease or Wells for purposes of preferential purchase right notices shall be the Allocated Value for such lease or Wells set forth on Exhibit B-1. Seller shall use commercially reasonable efforts to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to Closing, provided that Seller shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers. Purchaser shall use commercially reasonable efforts to cooperate with Seller in seeking to obtain such consents to assignment and waivers of preferential rights.
     (b) If any preferential right to purchase any lease or Well is exercised prior to Closing, the Consideration shall be decreased by the Allocated Value for such lease or Wells and the number of Non-Escrowed Units shall be adjusted in accordance with Section 1.2(f). The affected lease or Wells shall be deemed to be deleted from Exhibit B, to this Agreement for all purposes. Seller shall retain the consideration paid by the third Person. Additionally, the Parties agree that Seller shall receive the agreed upon net economic benefit of such affected property from the Effective Date through the date the property is assigned to the third Person.
     (c) Should a third Person fail to exercise its preferential right to purchase as to any portion of the lease or Wells prior to Closing and the time for exercise or waiver has not yet expired, or, should a third Person holding a consent right fail to give its consent to the transfer of any portion of the lease or Wells prior to Closing, then subject to the remaining provisions of this Section 3.5, such lease or Wells shall be included in the transaction at Closing, and there shall be no adjustment to the Consideration at Closing with respect to such preferential right to purchase or consent requirement; provided that should the holder of a preferential purchase right later validly exercise same, (A) Purchaser agrees to transfer the affected lease or Wells to Seller or to the holder of the preferential purchase right on the terms and provisions set out herein and in the applicable preferential purchase right provision, as Seller shall direct, (B) Seller shall promptly pay to Purchaser in cash by wire transfer to the account designated by Purchaser the Allocated Value of such lease or Wells, and (C) Seller shall be entitled to the consideration paid by such holder. If such preferential right to purchase any lease or Well is exercised in the manner described in this Section 3.5(c), the Parties agree that Seller shall receive the agreed upon net economic benefit of such affected property from the Effective Date until the date the property is assigned to the third Person.
     Section 3.6 Casualty or Condemnation Loss.
     If, after the date of this Agreement but prior to the Closing Date, any portion of the assets of any Subject Company is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, Purchaser shall nevertheless be required to close and Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the assets affected by any casualty to be repaired or restored, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) to treat such casualty or taking as a Title Defect with respect to the affected asset or assets under Section 3.4. In either case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing. Notwithstanding the preceding, if the aggregate losses caused by such casualties and takings exceed $22,000,000, either Party may, by notice to the other at least one (1) Business Day prior to Closing, elect to terminate this Agreement under Section 9.1.

     Section 3.7 Environmental Matters.
     (a) Between the date of this Agreement and the Closing Date, Purchaser may at its option retain a nationally recognized environmental engineering firm (“Site Assessor”) to conduct an environmental site assessment of any or all of the assets of the Subject Companies in scope and detail reasonably sufficient to asses the extent to which an Environmental Condition exists with respect to any of the Assets (an “Environmental Defect”) and the estimated cost and expense as determined by the Site Assessor to remediate such Environmental Defect (“Environmental Defect Amount”). Seller shall make available to Purchaser and its Site Assessor for review, at Seller’s offices, copies of Environmental Site Assessments in Seller’s possession, provided that neither Purchaser nor its Site Assessor shall be allowed to remove any such Environmental Site Assessments from Seller’s offices. Notwithstanding Purchaser’s right to inspect all of the Assets of the Subject Companies as to Environmental Defects, there shall be no adjustment to the Consideration for Environmental Defects that have been identified by Seller on Schedule 3.7(a)
     (b) To assert a claim for an Environment Defect, Purchaser must deliver a claim notice to Seller promptly after becoming aware of an Environmental Defect but in any event on or before October 31, 2007, provided that any Environmental Condition arising after the Closing Date shall not constitute an “Environmental Defect” and no adjustments shall be made to the Consideration in respect thereto. Such notice shall be in writing and shall include (i) a specific description of the alleged Environmental Defect(s), (ii) the Wells and/or gathering systems affected, (iii) the Allocated Values of the Wells or gathering systems set forth on Exhibit B-1 and associated sites subject to the alleged Environmental Defect(s), (iv) copy of the Site Assessor’s report reasonably necessary for Seller (as well as any environmental consultant hired by Seller) to verify the existence of the alleged Environmental Defect(s) and (v) the Environmental Defect Amount.
     (c) Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remediate on or before the Closing Date any Environmental Defect of which it has been advised by Purchaser.
     (d) With respect to each Well and gathering system and associated sites affected by Environmental Defects reported under Section 3.7(a) and not cured during the period permitted under Section 3.7(c), Seller’s interest in the Well or gathering system shall be assigned at Closing subject to all such uncured Environmental Defects, and the Consideration and the Non-Escrowed Units shall be reduced in accordance with Section 1.2(f) by the Environmental Defect Amount up to an aggregate amount for all such Environmental Defects not to exceed two million dollars ($2,000,000).
     (e) Section 3.7(d) shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Purchaser with respect to any Environmental Condition of the Assets.
     (f) Seller and Purchaser shall attempt to agree on all Environmental Defect Amounts by two (2) Business Days prior to the Closing Date. If Seller and Purchaser are unable to agree by that date, Seller’s estimate shall be used to determine the

Environmental Defect Amount for purposes of Closing adjustments under Section 1.3, and the Environmental Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.7(e). During the 10-day period following the Closing Date, Environmental Defect Amounts in dispute shall be submitted to a nationally recognized environmental engineering firm other than the Site Assessor, as selected by (A) mutual agreement of Purchaser and Seller or (B) absent such agreement during the 10-day period, by the Houston office of the American Arbitration Association (the “Environmental Arbitrator”). The Environmental Arbitrator shall not have had an affiliation with any Party or their Affiliates within the seven (7) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Environmental Arbitrator’s determination shall be made within 45 days after submission of the matters in dispute and shall be final and binding upon all Parties, without right of appeal and shall be paid in accordance with Section 1.3. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 3.7 and may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. Additionally, the Environmental Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation environmental attorneys from other states and environmental and petroleum engineers. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defect Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Purchaser shall bear its own legal fees and other costs of presenting its case. Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Environmental Arbitrator.
     (g) Notwithstanding the provisions of Section 3.7(c), Seller may at its option and sole cost continue after Closing to attempt to cure or remove any Environmental Defects up until the final adjust payment under Section 1.3. If any Environmental Defect for which a Consideration adjustment is made is cured or removed by Seller prior to the date of the final adjustment to the Consideration under Section 1.3, Seller shall be reimbursed in that final adjustment for the amount of any previous deduction from the Consideration with respect to such Environmental Defect.
     Section 3.8 Limitations on Applicability.
     The representation and warranty in Section 3.1 shall survive the Closing without time limit. Additionally, at Closing there shall be no termination of Purchaser’s or Seller’s rights under Section 3.4 with respect to any bona fide Title Defect or Title Benefit claim properly reported on or before the Title Claim Date. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Seller’s liabilities and obligations under this Article III to the extent such liabilities and obligations are determined after the Closing Date shall be limited to matters arising from acts or omissions of Seller or the Subject Companies following the Vintage Acquisition and until the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     Section 4.1 Disclaimers.
     (a) Except as and to the extent expressly set forth in Articles III and IV of this Agreement or in the certificate of Seller to be delivered pursuant to Section 7.1(a), (i) Seller makes no representations or warranties, express or implied, and (ii) Seller expressly disclaims all liability and responsibility for any statement or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, representative or advisor of Seller or any of its Affiliates).
     (b) except as expressly represented otherwise in Article III or this Article IV, without limiting the generality of the foregoing, Seller expressly disclaims any representation or warranty, express or implied, oral or written, as to (i) title to any of the Assets, (ii) the contents, character or nature of any descriptive memorandum, or any report of any petroleum engineering consultant, or any geological or seismic data or interpretation, relating to the Assets, (iii) the quantity, quality or recoverability of hydrocarbons in or from the Assets, (iv) any estimates of the value of the Assets or future revenues generated by the Assets, (v) the production of petroleum substances from the Assets, or whether production has been continuous, or in paying quantities, (vi) the maintenance, repair, condition, quality, suitability, design or marketability of the Assets, or (vii) any other materials or information that may have been made available or communicated to Purchaser or its Affiliates, or its or their employees, agents, consultants, representatives or advisors in connection with the transactions contemplated by this Agreement or any discussion or presentation relating thereto, and further disclaim any representation or warranty, express or implied, of merchantability, fitness for a particular purpose or conformity to models or samples of materials of any Equipment, it being expressly understood and agreed by the Parties hereto that Purchaser shall be deemed to be obtaining Equipment and other tangible property in its present status, condition and state of repair, “as is” and “where is” with all faults and that Purchaser has made or caused to be made such inspections as Purchaser deems appropriate.
     (c) Any representation “to the knowledge of Seller”, “to Seller’s knowledge” or any other reference to knowledge of Seller is limited to matters within the actual conscious awareness of Tim Murray, Daniel Van Loh, Craig Fox, or Larry Atkinson.
     (d) Inclusion of a matter on a Schedule attached hereto with respect to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect or that such matter occurred or may occur within or outside the ordinary course of business. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.
     (e) Notwithstanding the provisions of this Agreement, Seller makes no, and disclaims any, representation or warranty, express or implied, with respect to the presence or absence of naturally occurring radioactive material (“NORM”), asbestos, drilling fluids and chemicals, and produced waters and hydrocarbons in or on the Properties or Equipment in quantities typical for oilfield operations in the areas in which the Properties and Equipment are located.
     (f) Notwithstanding anything to the contrary in this Agreement, the Parties agree that with respect to the representations and warranties of Seller set forth in this Agreement (including, without limitation Articles III and IV), unless expressly qualified by Seller’s knowledge, such representations and warranties are given as of the date hereof (unless given as of a different date set forth in the representation and warranty itself) and as of the Closing Date but, in all events, only cover and apply (regardless of any earlier or longer period set forth in the representation and warranty itself) to the period of time from when the applicable Subject Company was first organized until the date hereof or the Closing Date, as applicable; provided, however, that to the extent any representation and warranty relates to any asset acquired, expense incurred, or liability or obligation assumed in the Vintage Acquisition, then such representation and warranty covers and applies (regardless of any earlier or longer period set forth in the representation and warranty itself) to the period of time from the Vintage Acquisition until the date hereof or the Closing Date, as applicable. The Parties further agree that for the representations and warranties qualified by knowledge, such representations and warranties are given as of the date hereof (unless given as of a different date set forth in the representation and warranty itself) and as of the Closing Date and cover and apply to any period, but on to the extend such representations and warranties that are so qualified specifically apply to the period before the Vintage Acquisition. Additionally, the Parties further agree that the foregoing limitations in this Section 4.1(f) shall not apply to the representations and warranties in Sections 4.2, 4.3, 4.4, clause (i) of 4.5, 4.13 and 4.16.
     (g) Subject to the foregoing provisions of this Section 4.1, and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in following sections of this Article IV.
     Section 4.2 Existence and Qualification.
     Seller is a limited liability company duly organized and validly existing under the Laws of its state of organization and is duly qualified to do business as a foreign company in each jurisdiction where its assets are located, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Subject Companies is a limited liability company duly organized and validly existing under the Laws of its state of organization and is duly qualified to do business as a foreign company in each jurisdiction where its Assets are located, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 4.3 Power.
     Seller has the power under its agreement of limited liability company and the limited liability company act of its state of organization to enter into and perform this Agreement (and all documents required to be executed and delivered by Seller at Closing) and consummate the transactions contemplated by this Agreement (and such documents).
     Section 4.4 Authorization and Enforceability.
     The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Seller at Closing), and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary company action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 4.5 No Conflicts.
     Subject to the matters set forth on Schedule 4.5, the execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of formation, bylaws, agreement of limited liability company or other organizational documents of Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which Seller is a party or which affects the Assets, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (iv) violate any Laws applicable to Seller or any of the Assets, except any matters described in clauses (ii), (iii) or (iv) above which would not have a Material Adverse Effect.
     Section 4.6 Liability for Brokers’ Fees.
     Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
     Section 4.7 Litigation.
     Except as set forth in Schedule 4.7 and as would not, individually or in the aggregate, have a Material Adverse Effect, there is no Proceeding by any Person or Governmental Authority (including, without limitation, expropriation or forfeiture proceedings), and no legal, administrative, or arbitration proceeding pending or, to Seller’s knowledge, threatened in writing against Seller or to which Seller is a party, that reasonably may be expected to (i) materially impair Seller’s or any Subject Company’s title to any of the Assets, (ii) materially hinder or impede the operation of all or any portion of the Assets, (iii) subject the owner or operator of the Assets to liability in favor of any Governmental Authority or other Person as the result of the alleged violation of, or non-compliance with, any Environmental Law by Seller or any Affiliate of any Seller with respect to the Assets or require the owner or operator of the Assets to remediate, remove, or respond to an Environmental Condition on or affecting the Assets, or (iv) otherwise adversely affect the Assets in any material respect or materially impair the ability of Seller to consummate the transactions contemplated in this Agreement.
     Section 4.8 Taxes and Assessments.
     Except as set forth on Schedule 4.8, to Seller’s knowledge, Seller has filed or caused to be filed all material Tax returns required to be filed by Seller with respect to the Assets. Except as disclosed on Schedule 4.8, to Seller’s knowledge, Seller has paid or caused the Subject Companies to pay all ad valorem, property, production, severance and similar Taxes based upon or measured by the ownership of or the production of Hydrocarbons from the Assets required to be shown on such returns, except those being contested in good faith and those that are not yet due and payable. Except as disclosed on Schedule 4.8, neither Seller nor any of the Subject Companies has received written notice of any pending claim against Seller or any of the Subject Companies from any applicable taxing authority for assessment of Taxes with respect to the Assets.
     Section 4.9 Consents.
     Except as set forth on Schedule 4.9 and except for approvals by Governmental Authorities customarily obtained after the Closing, to Seller’s knowledge, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority is required to authorize, or is otherwise required by any Governmental Authority in connection with, the valid execution and delivery by Seller of this Agreement, the transfer of the Interests to Purchaser, or the performance by Seller of its other obligations hereunder.
     Section 4.10 Wells; Facilities.
     Except as set forth on Schedule 4.10 and as would not, individually or in the aggregate, have a Material Adverse Effect, to Seller’s knowledge, (i) the production of Hydrocarbons from the Wells has not been in excess of the allowable production established for each Well; and (ii) all Hydrocarbon Wells located on the leases and lands of the Subject Companies that have permanently ceased the production of Hydrocarbons in paying quantities, as well as all plants, pipelines, personal property, pits, equipment, materials, appurtenances, and facilities located on or used in connection with the Properties and that Seller, or the Subject Companies, as applicable, has abandoned or otherwise permanently ceased to use, have been plugged and/or abandoned, and all related salvage, site clearance, and surface restoration operations have been completed, in accordance with applicable Laws (including, without limitation, Environmental Laws) and in accordance with the terms of the leases and lands of the Subject Companies, and all costs and expenses incurred in connection therewith have been paid in full.

     Section 4.11 Marketing; Calls on Production.
     Except as would not, individually or in the aggregate, have a Material Adverse Effect, to Seller’s knowledge, (i) all proceeds from the sale of Hydrocarbons attributable to the interests of the Subject Companies in the Assets have been and are being disbursed to the applicable Subject Company under appropriate division orders, transfer orders, or similar documents signed by or otherwise binding on Seller, and no portion of any such proceeds is being held in suspense, subject to a claim for refund by the purchaser, used as an offset or as collateral for other obligations (whether disputed or undisputed), or otherwise not being paid to the applicable Subject Company as it becomes due in the ordinary course of business; and (ii) except for the ExxonMobil Agreement, there are no calls on production, options to purchase, or similar rights in effect with respect to any portion of the applicable Subject Company’s shares of the Hydrocarbons, and all Contracts for the sale of Hydrocarbons are terminable without penalty on no more than thirty (30) days’ prior notice. To Seller’s knowledge, the Subject Companies are currently receiving the prices provided for under such sales Contracts with respect to the Hydrocarbons.
     Section 4.12 Imbalances.
     Except as shown in Schedule 4.12 and as would not, individually or in the aggregate, have a Material Adverse Effect, to Seller’s knowledge, there were no Imbalances as of the respective dates reflected in Schedule 4.12 that relate to any of the Assets. Except for the Imbalances (if any) shown in Schedule 4.12 and as would not, individually or in the aggregate, have a Material Adverse Effect, to Seller’s knowledge, each Subject Company is not, on the date of this Agreement, nor will be at the Closing Date, obligated by virtue of any prepayment made under any sales contract or other contract containing a “take-or-pay” clause, or under any production payment, forward sale, balancing, deferred production, or similar arrangement, to deliver Hydrocarbons produced from or allocable to any Asset at some future time without receiving full payment therefor at or after the time of delivery.
     Section 4.13 Ownership of Interests.
     Seller is the lawful owner, beneficially and of record, of the Interests in the respective Subject Companies, free and clear of any Liens or Encumbrances of any kind or nature. Upon consummation of the transactions contemplated hereby, Purchaser will acquire good and marketable title to all the Interests of Seller, free and clear of any Liens or Encumbrances.
     Section 4.14 Solvency.
     Seller is now, and will be at Closing, solvent and will not be rendered insolvent by any of transactions described hereunder.
     Section 4.15 Securities Representations.
     (a) Seller is acquiring the Purchaser Units for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act. In acquiring the Purchaser Units, Seller is not offering or selling, and will not offer or sell, for itself in connection with any distribution of the Purchaser Units, and Seller does not have a participation in and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws.
     (b) Seller is an “accredited investor” as such term is defined under Regulation D promulgated under the Securities Act. Additionally, Seller acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Purchaser Units, and has such knowledge and experience in financial and business matters similar to the transaction described herein such that it is capable of evaluating the merits and risks of an investment in the Purchaser Units.
     (c) Further, Seller understands that such Purchaser Units will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Purchaser Units, when issued, will be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Purchaser Units cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for securities of the Purchaser (or a notation may be made in the appropriate records of the Purchaser) in connection with the Purchaser Units issued hereunder. It is agreed and understood by Seller that, should any certificate be issued representing any of the Purchaser Units, each such certificate shall conspicuously set forth on the face or back thereof, in addition to any legends required by applicable Law or other agreement, a legend in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS EAGLE ROCK ENERGY PARTNERS, L.P. RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.
     Seller represents and acknowledges that Purchaser is issuing the Purchaser Units pursuant to an exemption from the registration requirements of the Securities Act based on the representations provided by Seller hereunder.
     Section 4.16 Capitalization.
     (a) The Interests are duly authorized, validly issued, fully paid, nonassessable and are free and clear of any Lien or other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Interests, subject only to applicable securities Laws).

     (b) There are no (i) outstanding membership interests, equity interests or other securities of the Subject Companies other than the Interests, (ii) outstanding securities of the Subject Companies convertible into, exchangeable or exercisable for membership interests, equity interests or other securities of such entity, (iii) authorized or outstanding options, warrants or other rights to purchase or acquire from the Subject Companies, or obligations of the Subject Companies to issue, any equity interests or other securities, including securities convertible into or exchangeable for membership interests or other securities of such entity, or (iv) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of units or interests of the Subject Companies on any matter (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Subject Companies to repurchase, redeem or otherwise acquire any Company Securities, except as set forth in the Organizational Documents of the Subject Companies.
     (c) None of the Subject Companies (i) owns, directly or indirectly, any capital stock, equity interests or other securities of any Person, or (ii) has any Subsidiaries.
     Section 4.17 Financial Statements; Internal Controls.
     (a) Schedule 4.17(a) includes the following consolidated financial statements (collectively, the “Financial Statements”): (i) audited consolidated balance sheets of the Subject Companies as of December 31, 2006, together with the related statements of income (loss), changes in owners’ equity, and cash flows for the seven-month period ended December 31, 2006 (the “Audited Financial Statements”); and (ii) unaudited consolidated balance sheets of the Subject Companies as of March 31, 2007 together with the related statements of income (loss), changes in owners’ equity, and cash flows for the interim period ended March 31, 2007; (the “Unaudited Financial Statements”). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Subject Companies as of such dates and the results of operations of the Subject Companies for such periods; provided, however, that the Unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes otherwise required by GAAP. No Subject Company is a party to any off-balance sheet arrangements that have or are reasonably likely to have a current or future Material Adverse Effect on the Subject Companies taken as a whole.
     (b) None of the Subject Companies has received written notice from any Governmental Authority concerning noncompliance with, or deficiencies in, such applicable Subject Company’s financial reporting practices. All material transactions have been properly recorded in the accounting records underlying the Financial Statements. Except as set forth in Schedule 4.17(b), there are no significant deficiencies, including material weaknesses, in the design or operation of internal control over the financial reporting of the Subject Companies. To the knowledge of Seller, no member of the management of the Subject Companies or any other service provider with a significant role in the internal control of the Subject Companies over financial reporting has committed any act of fraud having a material effect on the Financial Statements.

     (c) None of the Subject Companies has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, alleging fraud or suspected fraud by such Subject Company.
     Section 4.18 Taxes.
     Except as set forth in Schedule 4.18 hereto, (a) all Tax Returns required to be filed by the Subject Companies have (and as of the Closing Date will have) been timely filed (taking into account any extension of time to file granted or obtained) for all Taxable periods prior to the date hereof and such returns are correct in all material respects, except where any such failure to file would not have a Material Adverse Effect on the Subject Companies taken as a whole, (b) all Taxes due on such Tax Returns have been paid (to the extent currently due and payable), will be timely paid prior to the Closing Date (to the extent they become due and payable prior to the Closing Date), or are adequately reserved against in the Financial Statements, (c) there are no Liens on any of the assets of the Subject Companies that arose in connection with any failure to pay any Tax (other than Liens for Taxes not yet due and payable), (d) there is no claim or adjustment pending by any Governmental Authority in connection with any Tax, (e) no Tax Returns are under audit or examination by any Governmental Authority, (f) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return or the assessment or collection of any Tax, (g) to Seller’s knowledge, no claim has been made by any Governmental Authority in a jurisdiction where the Subject Companies do not file a Tax Return that it is or may be subject to taxation in that jurisdiction, (h) the Subject Companies are not parties to any Tax allocation or sharing arrangement, (i) the Subject Companies have always been treated as either partnerships or disregarded entities for federal income tax purposes, are as of the Effective Time disregarded entities for federal income tax purposes, and have not made an election (nor will such election be made that would be effective on or before the Closing Date) to be treated as an association taxable as a corporation for federal income tax purposes, (j) no Subject Company is a “foreign person” within the meaning of Section 1445 of the Code and the Regulations promulgated thereunder, (k) each Subject Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws, and (l) at least 90% of the income of the Subject Companies for the calendar year 2006 and from January 1, 2007 through the Closing Date has been, or is expected to be, “qualifying income” within the meaning of Code Section 7704(d).
     Section 4.19 No Undisclosed Liabilities.
     Except as set forth on Schedule 4.19, none of the Subject Companies has Indebtedness for Borrowed Money, obligation or liability of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Financial Statements or in the notes thereto in accordance with GAAP (although the Unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes otherwise required by GAAP), that (a) is not shown on the Financial Statements or the notes thereto or (b) was not incurred in the ordinary course of business since the Balance Sheet Date.

     Section 4.20 Absence of Certain Changes.
     Except as reflected on Schedule 4.20, from December 31, 2006, until the date of this Agreement, (a) there has not been any Material Adverse Effect on the Subject Companies taken as a whole and (b) the business of the Subject Companies taken as a whole has been conducted, only in the ordinary course.
     Section 4.21 Contracts.
     (a) Schedule 4.21 contains a true and complete listing of the following Contracts entered into by the Subject Companies since the Vintage Acquisition and in effect on the date of this Agreement and to which any Subject Company is a party (each such Contract being a “Material Contract” and together the “Material Contracts”):
     (i) except for any intercompany indebtedness that will be cancelled prior to Closing, each Contract for Indebtedness for Borrowed Money;
     (ii) each natural gas purchase, sale, transportation, gathering and processing services Contract;
     (iii) each Contract involving a remaining commitment by any Subject Company to undertake capital expenditures in excess of $50,000;
     (iv) each Contract for lease of personal property or real property that involves aggregate annual payments in excess of $50,000;
     (v) each employment service provider Contract;
     (vi) except for Contracts of the nature described in clause (ii) above, each Material Contract between any Subject Company or an Affiliate of such Subject Company on the one hand, and another company, on the other hand, that will survive the Closing and that cannot be cancelled by either party thereto upon thirty (30) days or less notice without payment penalty;
     (vii) each Contract pursuant to which any Subject Company acquired assets in excess of $50,000 or a business as a going concern;
     (viii) each Contract providing for payments in any year of more than $50,000 and regarding the construction or operation of the assets and business owned by any Subject Company;
     (ix) each Contract that provides for a limit on the ability of any Subject Company to compete in any line of business or with any person or in any geographic area during any period of time after Closing; and
     (x) except for Contracts of the nature described in clauses (i) through (vii) above, each contract involving aggregate payments by or to any Subject Company in excess of $50,000 in any future calendar year that cannot be terminated by any Subject Company upon 60 days or less notice without payment penalty.
     (b) True and complete copies of all Material Contracts have been made available to Purchaser.
     (c) Each Material Contract (other than such Material Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by the Subject Companies thereto prior to the Closing) (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of the applicable Subject Company party thereto and, to the knowledge of Seller, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms. Except as set forth in Schedule 4.21(c), no Subject Company is in material breach of any Material Contract, and no Subject Company has received any written or, to the knowledge of Seller, oral notice of termination or breach of any Material Contract.
     Section 4.22 Intellectual Property.
     (a) The Subject Companies own or have the right to use pursuant to license, sublicense, agreement or otherwise all items of Intellectual Property required in the operation of their business as presently conducted.
     (b) To Seller’s knowledge, no party has asserted in writing against any Subject Company a claim that such Subject Company is infringing on the Intellectual Property of such third party; and
     (c) To the knowledge of Seller, no third party is infringing on the Intellectual Property owned by any Subject Company.
     Section 4.23 Employee Benefit Plans.
     (a) The Subject Companies are not the common law employer of any employees. Schedule 4.23(a) lists all persons who provide labor services at the facilities of the Subject Companies (such list specifically excludes any person providing third party professional services or services provided by an Affiliate of Seller), all of which are, to Seller’s knowledge, the common law employees of Baker/MO Services, Inc. (“Baker”) (all such persons the “Baker Employees”). Baker provides the services of the Baker Employees to the Subject Companies pursuant to a Master Service Agreement effective July 1, 2006, between Baker and the Subject Companies (the “Baker Agreement”). The Subject Companies have no liability (contingent or otherwise) to or with respect to any current or former Baker Employee or other service provider of Baker, except such liabilities and obligations as may exist or arise under the Baker Agreement prior to the termination of such agreement in accordance with its terms. The Baker Agreement can be terminated by the Subject Companies upon written advance notice in accordance with its terms without liability for the early termination of such agreement, subject to the payment of outstanding fees and expenses for labor services due and unpaid in accordance with the terms of the Baker Agreement. Each Baker Employee is a

“Preexisting Contract Asset Employee” as defined in the Baker Agreement. To Seller’s knowledge, each Baker Employee can be employed by Purchaser or an Affiliate without restriction, payment, reimbursement, obligation, or liability to Baker under the Baker Agreement. No Subject Company has breached, and no Subject Company is in breach, of the Baker Agreement.
     (b) Baker is not an ERISA Affiliate of either of the Subject Companies. For purposes of this Agreement, “ERISA Affiliate” means any entity which has ever been considered a single employer with a Subject Company under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
     (c) Neither of the Subject Companies maintains, contributes to, is required to contribute to, or has any liability (contingent or otherwise) with respect to any Employee Benefit Plan, except to the extent the Subject Companies may have indirect liability to Baker through their obligations to make payments under the Baker Agreement. As used in this Agreement, “Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, co-employee, independent contractor, officer or director of a Subject Company, an ERISA Affiliate, or Baker, or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (“Employee Welfare Benefit Plan”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) (“Employee Pension Benefit Plan”) and any other pension, profit sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, equity compensation, severance, employment, consulting, unemployment, hospitalization or other medical, life or other insurance, long or short-term disability, change of control, fringe benefit or any other similar plan, program, policy or arrangement.
     (d) Since their formations in 2006, the Subject Companies and their respective ERISA Affiliates have not made or been required to make, directly or indirectly, contributions to any “multiemployer plan,” as defined in Section 3(37) of ERISA, or an employee pension plan subject to Title IV of ERISA or Section 412 of the Code. The Subject Companies and their respective ERISA Affiliates have paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed would result in the imposition of a lien against the assets of either of the Subject Companies.
     Section 4.24 Compliance with Laws; Permits.
     (a) Except as set forth on Schedule 4.24, to the knowledge of Seller, the Subject Companies and Baker are in compliance with all applicable Laws. Notwithstanding any provision in this Section 4.24 (or any other provision of this Agreement) to the contrary, Section 3.7 shall be the exclusive representations and warranties for environmental matters and Section 4.23 shall be the exclusive representations and warranties for employee benefits and no other representations or warranties are made with respect to such matters, including without limitation pursuant to this Section 4.24.

     (b) The Subject Companies possess all Permits necessary to own their respective Assets and operate their respective business as currently conducted, except to the extent of Permits the absence of which would not have a Material Adverse Effect. To Seller’s knowledge, as such Permits are in full force and effect. There are no lawsuits or other proceedings pending or, to the knowledge of Seller, threatened in writing before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof. Except as set forth on Schedule 4.24, each Subject Company has complied with all requirements and has taken all actions necessary to obtain and maintain the applicable Permits in full force and effect, except to the extent failure to do so would not have a Material Adverse Effect.
     Section 4.25 Insurance.
     Schedule 4.25 contains a summary description of all material policies of property, fire and casualty, product liability, workers’ compensation and other insurance held by any Subject Company as of the date of this Agreement. All policies are in effect, and to Seller’s knowledge, no Subject Company has received any rejected claim notice, or any notice of cancellation.
     Section 4.26 Labor Relations; Employment Matters.
     (a) Schedule 4.26(a) identifies all the Baker Employees currently providing services to the Subject Companies at their facilities.
     (b) (i) Neither of the Subject Companies nor, to Seller’s knowledge, Baker is a party to, bound by, or negotiating any collective bargaining agreement or other labor union contract with respect to the Baker Employees; (ii) to Seller’s knowledge, there are no current or threatened organizational campaigns, petitions or other unionization activities with respect to the Baker Employees and, to Seller’s knowledge, there have not been any such activities within the past one (1) year; (iii) there is no current, pending, or, to the knowledge of Seller, threatened strikes, disputes, slowdowns, work stoppages or other labor controversy involving any Subject Company or, to Seller’s knowledge, the Baker Employees and, to Seller’s knowledge, there have not been any such activities within the past one (1) year; (iv) to Seller’s knowledge, there are no unfair labor practice complaints or any union representation questions or certification petitions involving any Subject Company or any Baker Employee pending before the National Labor Relations Board and, to Seller’s knowledge, there have been no such complaints, questions or petitions within the last one (1) year.
     (c) (i) To the knowledge of Seller, Baker has timely paid or made provision for payment of, and has properly accrued for, all accrued salaries, wages, commissions, bonuses, severance pay, vacation, sick, and other paid leave with respect to any current or former employee or on account of employment; (ii) no severance payment, stay-on or incentive payment, change-in-control payment, vacation, sick or other paid leave payment, or similar payment or obligation will be owed by any Subject Company or, to Seller’s knowledge, Baker to any manager, director, officer, Baker Employee or other persons upon consummation of, or as a result of, the transactions contemplated by this Agreement, nor will any Subject Company or, to Seller’s knowledge, Baker owe any such director, officer, Baker Employee or other person any such payments a result of the transactions contemplated by this Agreement in the event of the subsequent termination of his or her employment or relationship; (iii) no employee of a Subject Company and, to Seller’s knowledge, no Baker Employee or person claiming to be or have been an employee has, a right to be recalled, reinstated, or restored to employment under any agreement, law, or policy or practice of any Subject Company or Baker; and (iv) neither of the Subject Companies nor, to Seller’s knowledge, Baker is a party to, or otherwise bound by, any order or settlement with respect to any current or former employee of the Subject Company or, to Seller’s knowledge, any Baker Employee, the terms and conditions of employment, or the working conditions of any employee; neither of the Subject Companies has had a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act (“WARN”).
     (d) Except as set forth on Schedule 4.26(d), there are no pending or, to the knowledge of Seller, threatened Proceedings of any kind and in any forum by or on behalf of any present or former employee, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any Law (including the common law) relating to employment and employment practices, terms and conditions of employment, labor relations, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, or privacy of health information, and there have been no such Proceedings within the past one (1) year.
     Section 4.27 Books and Records.
     The books of account, minute books, membership interest transfer books and other records of the Subject Companies, all of which have been made available to the Purchaser, are (i) complete and correct, (ii) accurately and fairly reflect in reasonable detail the transactions and dispositions of the Assets of the Subject Companies since their formations and with respect to the Assets acquired in the Vintage Acquisition, since the closing of the Vintage Acquisition; and (iii) except as set forth on Schedule 4.27, maintained in accordance with a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets; and (c) access to assets is permitted only in accordance with management’s general or specific authorization. The minute books of the Subject Companies contain accurate and complete records of all meetings held of and action taken by the members and managers of the Subject Companies and no meeting of such members or of any such managers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Seller.
     Section 4.28 Subject Company Guaranties.
     Schedule 4.28 contains a complete and accurate list of all Subject Company guaranties, performance bonds or other similar financial obligations necessary to operate the business and Assets of the Subject Companies. To Seller’s knowledge, there are no proposals to increase the amount of any of the Subject Company guaranties upon the consummation of the transactions contemplated hereby.

     Section 4.29 Pipeline Easements.
     No Subject Company has received written notice of default or termination from any third Person of, and Seller has no knowledge of any deficiency in, any easement or right of way with respect to, the entire route of all pipelines owned and used, or held for use by a Subject Company with respect to any asset which is a gathering line, processing plant or related facility which might result in a material impairment or loss of title to the real property or value thereof or which could materially hinder or impede the operations of systems or materially affect the ability of the Subject Company to own and operate such systems from and after Closing in the ordinary course of business as conducted by the applicable Subject Company prior to Closing. Other than sales or assignments to customers, neither Subject Company has sold or assigned any such easement, in whole or in part, or any undivided interest therein to any party whatsoever.
     Section 4.30 Intentionally Deleted.
     Section 4.31 Insider Interests.
     No member, manager, partner, director, shareholder, officer, attorney or similar agent of a Subject Company, or Affiliate of any Subject Company or any associate thereof is presently, directly or indirectly, a party to any transaction with any Subject Company, including, without limitation, any agreement, arrangement, or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to any such member, manager, partner, director, shareholder, officer, attorney or similar agent of a Subject Company, Affiliate, or associate thereof. To Seller’s knowledge, no member, manager, partner, director, shareholder, officer, attorney or similar agent of a Subject Company, or Affiliate of any Subject Company or any associate thereof owns, directly or indirectly, any interest in, or serves as a director, officer, or attorney or similar agent of a Subject Company of, any customer, supplier, or competitor of any Subject Company. For purposes of this Section only, an “associate” of any member, manager, partner, director, shareholder, officer, or attorney or similar agent of a Subject Company means (i) a spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law of such member, manager, partner, director, shareholder, officer, or attorney or similar agent of a Subject Company, or (ii) any corporation, partnership, trust, or other entity in which such member, manager, partner, director, shareholder, officer, or attorney or similar agent of a Subject Company or associate thereof has a substantial ownership or beneficial interest (other than an interest in a public corporation which does not exceed three percent of its outstanding securities) or is a director, officer, partner, or trustee or person holding a similar position.
     Section 4.32 Receivables.
     All receivables of the Subject Companies as reflected on the Unaudited Financial Statements or arising since the date thereof are valid obligations of the respective makers thereof and have arisen in the ordinary course of business for goods or services delivered or rendered, and, to the knowledge of Seller, are not subject to any valid defenses, counterclaims, or set offs, and have been collected or are collectible in full at their recorded amounts in the ordinary course of business without resort to litigation or other extraordinary collection efforts, net of all cash discounts and doubtful accounts as reflected on the Unaudited Financial Statements (in the case of receivables so reflected) or on the books of the Subject Companies (in the case of receivables arising since the date thereof).
     Section 4.33 Bank Accounts and Powers of Attorney.
     Schedule 4.33 includes (i) the name and address of each bank or other financial institution with which the Subject Companies have an account or safe deposit box or vault, the account and safe deposit box and vault numbers thereof, the purpose of each thereof, and the names of all persons authorized to draw thereon or to have access thereto, (ii) the names of all persons authorized to borrow funds on behalf of the Subject Companies and the names and addresses of all entities from which they are authorized to borrow funds, and (iii) the names of all persons, if any, holding proxies, powers of attorney, or other like instruments from any Subject Company. No such proxies, powers of attorney, or other like instruments are irrevocable.
     Section 4.34 Investments.
     The temporary cash investments reflected on the balance sheets included in the Unaudited Financial Statements have maturities not more than 12 months from the date of acquisition by a Subject Company and consist of: (i) securities issued or guaranteed or insured by the United States or any agency or instrumentality thereof; (ii) time deposit certificates of deposit and banker’s acceptances of commercial banks organized under the Laws of the United States or any state thereof with total assets of more than $50,000,000; (iii) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc.; or (iv) shares of money market funds substantially all of whose assets are comprised of securities or assets of the type described in clauses (i) through (iii) above.
     Section 4.35 Illegal Payments.
     None of the Subject Companies or any director, officer, attorney or similar agent of a Subject Company, or agent of the Subject Companies has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property however characterized to any broker, finder, agent, government official, or other person, in the United States or any other country, in any manner related to the business or operations of the Subject Companies, which the Subject Companies or any such director, officer, attorney, or agent of a Subject Company knows or has reason to believe to have been illegal under any applicable Law.
     Section 4.36 Disclosure.
     No representation or warranty made by Seller in this Agreement, and no statement of Seller contained in any document, certificate, or other writing furnished or to be furnished by Seller pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Seller has delivered or made available to Purchaser accurate and complete copies of all agreements, documents, and other writings referred to or listed in this Agreement or in the Schedules hereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller the following:
     Section 5.1 Existence and Qualification.
     Purchaser is a limited partnership duly organized and validly existing under the Laws of the state of its organization; and Purchaser is duly qualified to do business as a foreign company in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on Purchaser or its properties; and Purchaser is duly qualified to do business as a foreign company in the respective jurisdictions where its assets to be transferred to it are located.
     Section 5.2 Power.
     Purchaser has the power under its agreement of limited partnership and the limited partnership act of its state of organization to enter into and perform this Agreement (and all documents required to be executed and delivered by Purchaser at Closing) and consummate the transactions contemplated by this Agreement (and such documents).
     Section 5.3 Authorization and Enforceability.
     The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Purchaser at Closing), and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary company action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 5.4 No Conflicts.
     The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of formation, agreement of limited partnership or other organization documents of Purchaser, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (iv) violate any Laws applicable to Purchaser or any of its assets, except any matters described in clauses (ii), (iii), or (iv) above which would not have a Material Adverse Effect on Purchaser.
     Section 5.5 Liability for Brokers’ Fees.
     Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
     Section 5.6 Litigation.
     There are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Authority against Purchaser which are reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by Purchaser at Closing.
     Section 5.7 Financing.
     Purchaser will have sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Cash Payment of the Consideration to Seller at the Closing.
     Section 5.8 Independent Investigation.
     Purchaser acknowledges and affirms that as of Closing (i) it will have completed its independent investigation, verification, analysis and evaluation of the Subject Companies and (ii) it will have made all such reviews and inspections of the Assets as it has deemed necessary or appropriate. Except for the representations and warranties expressly made by Seller in Articles III and IV of this Agreement, or in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser acknowledges that there are no representations or warranties, express or implied, as to the Assets or prospects thereof, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own independent investigation, verification, analysis and evaluation.
     Section 5.9 Consents, Approvals or Waivers.
     Purchaser’s execution, delivery and performance of this Agreement (and any document required to be executed and delivered by Purchaser at Closing) is not and will not be subject to any consent, approval, or waiver from any Governmental Authority or other third Person, except (i) consents and approvals of assignments by Governmental Authorities that are customarily obtained after Closing and (ii) as set forth on Schedule 5.9.
     Section 5.10 Capitalization.
     The Purchaser Units, and the limited partner interests represented thereby, are duly authorized in accordance with the Organizational Documents of Purchaser and are, and when issued at the Closing will be, validly issued, fully paid and nonassessable and are free and clear of any Lien, other than Liens created under Securities Laws or Tax Laws and, except as set forth in the Organizational Documents of Purchaser. Except as set forth in the SEC Reports, Purchaser is not currently prohibited, directly or indirectly, from making distributions with respect of the Purchaser Units or from repaying any loans or advances or from transferring any property or assets to any of its Subsidiaries. The Common Units of the Purchaser that make up the Purchaser Units conform to the description thereof in the SEC Reports.
     Section 5.11 SEC Filings.
     Purchaser has heretofore filed all forms, reports, registration statements, definitive proxy statements, schedules and other materials with the SEC required to be filed pursuant to the Exchange Act or other federal securities Laws since October of 2006. (the “SEC Reports”). As of their respective dates, or, if applicable, the dates such SEC Reports were amended prior to the date hereof, the SEC Reports (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements (including but not limited to the Sarbanes-Oxley Act to the extent then in effect and applicable) of the Securities Act or the Exchange Act, as applicable, and other federal securities Laws as of the date thereof. The SEC Reports, when filed and as amended from time to time, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward looking statements, or the completeness of any information furnished by Purchaser to the SEC solely for purposes of complying with Regulation FD promulgated by the SEC under the Exchange Act or other information that is treated by SEC regulations as not being “filed” for the purposes of the Exchange Act. The financial statements of Purchaser included in the SEC Reports, including the related notes thereto (the “Purchaser Financial Statements”), fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Purchaser as of the dates thereof or for the periods presented therein.
     Section 5.12 Tax Status.
     Since its formation and based on the veracity of certain representations set forth in Article IV, Purchaser has been a partnership for federal income tax purposes and not taxed as a corporation under Code Section 7704(a).
     Section 5.13 Knowledge of Breaches of Seller’s Representations and Warranties.
     Purchaser has no knowledge of any breach of any representation or warranty made by Seller in this Agreement other than breaches that it has disclosed to Seller and breaches that Seller has disclosed to Purchaser.

ARTICLE VI
COVENANTS OF THE PARTIES
     Section 6.1 Access.
     Between the date of this Agreement and the Closing Date, Seller will give Purchaser and its representatives access to the Assets and access to and the right to copy, at Purchaser’s expense, the records in Seller’s possession, for the purpose of conducting an investigation of the Assets, but only to the extent that Seller may do so without violating any obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller. Such access by Purchaser shall be limited to Seller’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets.
     Section 6.2 Notification of Breaches.
     Until the Closing,
     (a) Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.
     (b) Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in a material respect.
     If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of this Agreement and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 9.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.
     Section 6.3 Public Announcements.
     No Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller (i) that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, or (ii) to Governmental Authorities and third Persons holding preferential rights to purchase or rights of consent that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to obtain waivers of such right or such consents.

     Section 6.4 Conduct of Business.
     (a) From the date of this Agreement through the Closing, Seller shall cause the Subject Companies to operate their business in the ordinary course and, without limiting the generality or effect of the foregoing, Seller will use its commercially reasonable efforts to cause each Subject Company to preserve intact the Assets, its business and its relationships with customers, suppliers and others having business relationships with such Subject Company, in each case in all material respects.
     (b) Without limiting the generality or effect of Section 6.4(a), prior to the Closing, without the consent of Purchaser, Seller shall cause each Subject Company not to, and Seller and each Subject Company shall not, take any action to permit any Subject Company to:
     (i) amend its Organizational Documents;
     (ii) liquidate, dissolve, recapitalize or otherwise wind up its business;
     (iii) except as required by Law or in the ordinary course of business, (A) hire or cause to be hired by Baker any employees, independent contractors or other service providers, (B) modify or terminate the Baker Agreement, (C) adopt or enter into any Employee Benefit Plan;
     (iv) change its accounting methods, policies or practices, except as required by applicable Law;
     (v) sell, assign, transfer, lease or otherwise dispose of any material non-current assets except pursuant to the terms of a Material Contract;
     (vi) make any capital expenditure in excess of $50,000, except to the extent required by Law, emergency, or force majeure;
     (vii) incur any indebtedness outside the ordinary course of business consistent with past practices of any Subject Company;
     (viii) distribute to Seller any cash or other assets, other than distributions allowed under Section 1.2(c), including the Travelers Lawsuit Settlement Amount in settlement of the Travelers Lawsuit, or as are set forth on the Distribution Schedule or which are distributions of Excluded Assets;
     (ix) merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person (other than extensions of credit to customers in the ordinary course of business);
     (x) issue or sell any equity interests, notes, bonds or other securities of any Subject Company (except for intercompany loans from or to Seller or its Affiliates in the ordinary course of business and consistent with past practices), or any option, warrant or right to acquire same; or

     (xi) amend any Tax Return or settle or compromise any federal, state, local or foreign Tax liability or enter into any agreement or preliminary settlement with any Governmental Authority concerning Taxes; make any Tax election except elections consistent with past practices and that are required to be made in connection with Tax Returns filed for any Tax period ending on or prior to the Closing Date; file with, or provide to, any Governmental Authority any waiver extending the statutory period for assessment or reassessment of Taxes or any other waiver of restrictions on assessment or collection of any Taxes.
     Section 6.5 Indemnity Regarding Access.
     Purchaser agrees to indemnify, defend and hold harmless Seller, its Affiliates, the other owners of interests in the Assets, and all such Persons’ directors, officers, employees, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs and expenses attributable to personal injury, death, or property damage, arising out of or relating to access to the Assets and to the records and other related information prior to the Closing by Purchaser, its Affiliates, or its or their directors, officers, employees, agents or representatives, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any indemnified Person.
     Section 6.6 Imbalances.
     Seller shall use its commercially reasonable efforts to maintain levels of Imbalances materially consistent with historical levels of Imbalances for the Subject Companies since the Vintage Acquisition.
     Section 6.7 Employee Matters.
     (a) From and after the date hereof, Seller shall make arrangements with Baker for Purchaser to interview and evaluate each of the Baker Employees for possible employment with Purchaser or an Affiliate.
     (b) Seller shall ensure that Baker timely pays all wages, salaries, bonuses, and other compensation and employment benefits of any kind or nature, arising out of services performed by current and former Baker Employees through the Closing Date, whether due immediately or at some future date.
     Section 6.8 Third Party Approvals and Regulatory Filings.
     (a) Third Party Approvals. Purchaser and Seller shall (and shall each cause their respective Affiliates to) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Seller, the Subject Companies, or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.
     (b) Regulatory Filings. From the date of this Agreement until the Closing, the Parties shall, and shall cause their respective Affiliates to:

     (i) make or cause to be made the filings required by such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement, including filings required under the HSR Act, if required;
     (ii) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act, if required, and any other Laws for additional information, documents or other materials;
     (iii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings;
     (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings;
     (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings;
     (vi) use commercially reasonable efforts to cause the expiration of the notice or waiting periods under the HSR Act, if required, and, if applicable, any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable;
     (vii) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and
     (viii) use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as in violation of any Law.
     (c) If a Party intends to participate in any meeting with any Governmental Authority with respect to such HSR Act filings, it shall give the other Party reasonable prior notice of such meeting.
     (d) In connection with any filing under the HSR Act, Purchaser shall pay all filing fees. If this Agreement is terminated or the Closing does not otherwise occur for any reason other than the fault of Seller, Purchaser shall be responsible for the entire filing fee.
     (e) The Parties agree that after Closing, Purchaser shall use its commercially reasonable efforts to promptly amend any filing or Permit, or make new filings or obtain new Permits, as necessary to remove representatives of Seller as authorized, responsible or liable Persons with respect to the Subject Companies and shall fully indemnify, defend, and hold harmless any such Person from and against all expense, loss, damages, and claims arising from the failure to, or delay in, such removal of such Person after the Closing.
     Section 6.9 Further Assurances.
     At and after Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.
     Section 6.10 Tax Deferred Exchange.
     (a) Notwithstanding any other provision of this Agreement, in the event Seller so elects, Purchaser shall accommodate Seller in effecting a tax-deferred exchange under Internal Revenue Code section 1031, as amended. Seller shall have the right to elect this tax-deferred exchange at any time prior to the Closing Date. If Seller elects to effect a tax-deferred exchange, Purchaser shall execute such escrow instructions, documents, agreements or instruments to effect an exchange, as Seller may reasonably request, it being understood that Purchaser shall not be required to incur additional costs, expenses, fees or liabilities, not reimbursed or indemnified by Seller, as a result of or connected with an exchange.
     (b) Seller may assign its rights and delegate its duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided that Seller shall remain responsible to Purchaser for the full and prompt performance of any delegated duties. Seller shall indemnify and hold Purchaser and its Affiliates harmless from and against all claims, expenses (including reasonable attorneys’ fees), loss and liability resulting from Purchaser’s participation in any exchange undertaken pursuant to this Section 6.10.
     Section 6.11 SEC Compliance.
     To the extent reasonably necessary for Purchaser or its parent company to comply with Purchaser’s or its parent company’s tax and financial reporting requirements pursuant to rules and regulations of the SEC (including without limitation Regulation S-X) in connection with any registration statement or other filing made by Purchaser or its parent company under the Securities Act of 1933, as amended, Seller shall from Closing through the 180th day following the Closing Date make available to Purchaser or its parent company and its registered independent auditors such information (including without limitation revenues and operating expenses, property detail, standardized measure data, reserve information and other financial information) as Seller or any of its Affiliates may have in its possession or control pertaining to Seller and its predecessors in title relating to the Assets and the operations thereof for a period not exceeding the three (3) year period ending December 31 prior to the Effective Time, except to the extent that disclosure of such information or documents is restricted by third-party agreement or applicable Law, or such information or documents are kept in the legal records or legal files of Seller or its Affiliates or include work product of or attorney-client communications with any of Seller’s or its Affiliates’ legal counsel. Purchaser shall reimburse Seller, within three (3) Business Days after demand therefor, for any reasonable out-of-pocket and overhead costs incurred by Seller in connection with its compliance with this Section 6.11, including wages and salary expenses of any employees of Seller or its Affiliates utilized or asked to assist in any aspect of the foregoing process to the extent such expenses are attributable to such employee’s time spent on such process.
     Section 6.12 Books and Records.
     From and after the Closing, Purchaser shall preserve and keep a copy of all books and records relating to the business or operations of the Subject Companies on or before the Closing Date in Purchaser’s possession for a period of at least five (5) years after the Closing Date. After such five (5) year period, before Purchaser shall dispose of any such books and records, Purchaser shall give Seller at least ninety (90) days’ prior notice to such effect, and Seller shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as Seller may select. Purchaser shall provide to Seller, at no cost or expense to Seller, full access to such books and records as remain in Purchaser’s possession and full access to the properties and employees of Purchaser and the Subject Companies in connection with matters relating to the business or operations of the Subject Companies on or before the Closing Date.
     Section 6.13 Permits.
     The Subject Companies shall provide all notices and otherwise take all actions required to transfer or reissue any Permits, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement. The Subject Companies shall cooperate with Purchaser in commercially reasonable respects to provide information necessary to apply for such Permits.
     Section 6.14 Acquisition Proposals.
     From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, none of Seller, the Subject Companies, or any Affiliate thereof shall, directly or indirectly, (i) solicit, initiate, or knowingly encourage any Acquisition Proposal (defined below) or (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Subject Companies to, any Person that is considering making or has made an Acquisition Proposal. Seller and its Affiliates shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal and shall promptly request each such Person who has heretofore entered into a confidentiality agreement in connection with an Acquisition Proposal to return to Seller all confidential information heretofore furnished to such person by or on behalf of Seller or any Subject Company. If Seller or any of the Subject Companies or any of their respective Affiliates shall hereafter receive any Acquisition Proposal, such Seller and such Subject Company shall immediately communicate to Purchaser that it has received an Acquisition Proposal. The term “Acquisition Proposal”, as used herein, means any offer or proposal for, or any indication of interest in, a merger, sale consolidation or other business combination involving any Subject Company or its Assets or the acquisition of any equity interest in any Subject Company, other than the transactions contemplated by this Agreement.

     Section 6.15 Non-Disclosure; Non-Solicitation.
     (a) Seller shall not nor will it permit any Affiliate, for a period commencing upon the Closing Date and ending upon the second anniversary thereof, either directly or indirectly, (i) make known to any person the names and addresses of any of the customers or counterparties to any material contract of the Subject Companies or any other information pertaining to such customers or counterparties or (ii) call on, solicit, or take away, or attempt to call on, solicit, or take away, any of the customers or counterparties of the Subject Companies with respect to services historically performed for such customers or counterparties in the geographic areas historically performed; provided, however, that this Section 6.15 shall not restrict or limit Seller nor any of its Affiliates from financing third parties, including third parties that may solicit, take away, and call on customers and counterparties of the Subject Companies so long as such solicitations, takings away, and calls are not caused by Seller or its Affiliates. Nothing herein shall prevent Seller or its Affiliates from operating the Excluded Assets. In addition, for a period commencing upon the Closing Date and on the second anniversary thereof thereafter, Seller shall not nor will it permit any Affiliate to recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee of Subject Company, or any Baker Employee, as of the Closing Date while they are employed by Purchaser or any Affiliate of Purchaser; provided, however, that neither Seller nor its Affiliates shall be restricted from soliciting or hiring any such employee by means of general employment solicitations that are not specifically targeted at the Subject Companies or such employees.
     (b) If Seller violates any covenant contained in this Section 6.15 and Purchaser brings legal action for injunctive or other relief, Purchaser shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of Seller contained in this Section 6.15 shall be deemed to have durations as specified above, which periods shall commence upon the later of (i) the Closing Date and (ii) the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenants of Seller in this Section 6.15.
     (c) The covenants of Seller contained in this Section may be assigned by Purchaser to any person to whom the business of the Subject Companies is transferred substantially as an entirety, it being the intention of the parties hereto that such covenants shall inure to the benefit of any successor to the business and assets of the Subject Companies, with the same force and effect as if such covenants had been made directly to such successor or successors.
     Section 6.16 Representation Letters.
     Seller shall use its commercially reasonable efforts to cause the independent public accountants of the Subject Companies to provide any consent necessary for the filing of such financial statements with the SEC and to provide such customary representation letters as are necessary in connection therewith.

     Section 6.17 Release and Dismissal.
     Seller shall have caused to be released and dismissed without prejudice the Notice of Lis Pendens filed in Escambia County, Alabama dated May 9, 2007, and filed by Travelers Exploration Company, L.L.C. and Proceeding filed on May 8, 2007 in the 281st Judicial District Court of Harris County, Texas styled Travelers Exploration Company, L.L.C. v. Escambia Asset Co. LLC, AmGu Holdings LLC and Guggenheim Partners, LLC (the “Travelers Lawsuit”).
     Section 6.18 Delivery of Financial Statements.
     Seller shall deliver within a reasonable amount of time after the close of each month before the Closing (concluding with the month immediately preceding the month in which the Closing occurs) interim financial statements of the Subject Companies prepared in substantially the same manner as the Unaudited Financial Statements, which obligation shall terminate as of the Closing. Additionally, Seller shall use its commercially reasonable efforts before the Closing to cause to be delivered to Purchaser audited financial statements of the Subject Companies prepared in substantially the same manner as the Audited Financial Statements as of and for the 12 months ended December 31, 2006 or such shorter period as Purchaser may require. Further, Seller shall use its commercially reasonably efforts before the Closing to cause to be delivered to Purchaser unaudited financial statements prepared in substantially the same manner as the Unaudited Financial Statements for the three months and six months ended June 30, 2007, and shall cooperate and assist in commercially reasonable respects, and shall cause its appropriate personnel to cooperate and assist in commercially reasonable respects, with Purchaser after the Closing Date, in the preparation of financial statements relating to the Subject Companies.
     Section 6.19 Indemnification and Exculpation of Subject Company Covered Persons.
     After the Closing, Purchaser Agrees that it shall not, and it shall cause the Subject Companies to not, amend in any adverse respect the exculpation or indemnification provisions of the limited liability company agreements of the Subject Company as such provisions relate to any Person entitled to exculpation or indemnification thereunder with respect to acts and omissions prior to the Closing.
     Section 6.20 Novation of Hedges.
     At the Closing, Purchaser shall (a) cause Orpheus Holdings LLC’s (“Orpheus”) position in the Subject Companies’ hedge positions to be assumed by Purchaser or a third party by means of a complete novation of Orpheus and (b) pay Seller $1,158,800 in cash at Closing as consideration for the value of such hedge positions as of the Effective Time (the “Hedge Fee”); provided, however, that in the event the Subject Companies are required to pay fees to the counterparties in such hedges in order to secure the novation of Orpheus (provided Purchaser has used its reasonable efforts to avoid the payment and reduce the amount of any such fees), then the amount of the Hedge Fee shall be reduced by the amount of such fees, but not below the post-Effective Time settlements in respect of such hedges (which settlements totaled $876,098 through June 30, 2007).

ARTICLE VII
CONDITIONS TO CLOSING
     Section 7.1 Conditions of Seller to Closing.
     The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:
     (a) Representations, Warranties and Covenants of Purchaser. (i) Each of the representations and warranties of Purchaser made in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing), except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects, (ii) Purchaser shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or before the Closing, and (iii) Purchaser shall have delivered to Seller a certificate, dated the Closing Date, certifying that the conditions specified in this Section 7.1(a) have been fulfilled;
     (b) Third Party Consents; Governmental Approvals. All consents, approvals or waivers, if any, disclosed on any schedule to this Agreement or otherwise required in connection with the consummation of the transactions contemplated by this Agreement have been received. All of the consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required to enable Seller to consummate the transactions contemplated by this Agreement have been obtained;
     (c) HSR Approval. The waiting period under the HSR Act applicable to the consummation of the sale and purchase of the Interests contemplated hereby shall have expired or been terminated if an HSR Act filing was required;
     (d) No Injunction, Etc. No provision of any applicable Law and no order will be in effect that will prohibit or restrict the consummation of the Closing;
     (e) No Proceedings. No Proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking losses from Purchaser incident to this Agreement or the transactions contemplated hereby, will have been instituted by any Person (excluding the Parties and their Affiliates) before any Governmental Authority and be pending;
     (f) Escrow Agreement. The Purchaser shall have executed and delivered the Escrow Agreement substantially in the form of Exhibit A hereto;
     (g) Title Defects. The sum of all Title Defect Amounts for legitimate Title Defects that Purchaser has properly delivered a claim notice in good faith under Section 3.4(a), less the sum of all Title Benefit Amounts for Title Benefits properly reported under Section 3.4(b) (or that should have been reported by Purchaser under Section 3.4(b)), shall be less than ten percent (10%) of the Consideration;

     (h) Environmental Defects. The sum of all Environmental Defect Amounts for legitimate Environmental Defects that Purchaser has properly delivered a claim notice in good faith under Section 3.7(b), shall be less than ten percent (10%) of the Consideration;
     (i) Payment. Purchaser shall have paid and delivered the Consideration required to be paid or delivered at Closing pursuant to Article I; and
     (j) Other Deliveries. Purchaser shall have delivered such other certificates, instruments, and documents as may be reasonably requested by Seller and agreed to by Purchaser prior to the Closing Date to carry out the intent and purposes of this Agreement
     Section 7.2 Conditions of Purchaser to Closing.
     The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Purchaser:
     (a) Representations, Warranties and Covenants of Seller. (i) Each of the representations and warranties of Seller made in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing), except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects, (ii) Seller shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Seller on or before the Closing, and (iii) Seller shall have delivered to Purchaser a certificate, dated the Closing Date, certifying that the conditions specified in this Section 7.2(a) have been fulfilled;
     (b) Third Party Consents; Governmental Approvals. Except as otherwise provided herein, except for those items listed on Schedule 7.2(b), all consents, approvals or waivers, if any, disclosed on any schedule to this Agreement or otherwise required in connection with the consummation of the transactions contemplated by this Agreement have been received. All of the consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required to enable Purchaser to consummate the transactions contemplated by this Agreement have been obtained;
     (c) HSR Approval. The waiting period under the HSR Act applicable to the consummation of the sale and purchase of the Interests contemplated hereby shall have expired or been terminated if an HSR Act filing was required;
     (d) No Injunction, Etc. No provision of any applicable Law and no order will be in effect that will prohibit or restrict the consummation of the Closing;
     (e) No Proceedings. No Proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking losses from any Subject Company incident to this Agreement or the transactions contemplated hereby, will have been instituted by any Person (excluding the Parties and their Affiliates) before any Governmental Authority and be pending;

     (f) Title Defects. The sum of all Title Defect Amounts for legitimate Title Defects that Purchaser has properly delivered a claim notice in good faith under Section 3.4(a), less the sum of all Title Benefit Amounts for Title Benefits properly reported under Section 3.4(b) (or that should have been reported by Purchaser under Section 3.4(b)), shall be less than ten percent (10%) of the Consideration;
     (g) Environmental Defects. The sum of all Environmental Defect Amounts for legitimate Environmental Defects that Purchaser has properly delivered a claim notice in good faith under Section 3.7(b), shall be less than ten percent (10%) of the Consideration;
     (h) Resignations of Officers and Directors. Purchaser shall have received the resignations (or evidence of removal) of each officer or director of each Subject Company effective as of the Closing;
     (i) No Material Adverse Change. Since March 31, 2007, the Subject Companies shall not have suffered a Material Adverse Effect;
     (j) Legal Opinions. Purchaser shall have received an opinion of counsel for Seller substantially in the form attached hereto as Exhibit C;
     (k) Books and Records. Purchaser shall have received control of all original books and records of the Subject Companies and all of the other Assets of the Subject Companies;
     (l) Escrow Agreement. Seller shall have executed and delivered the Escrow Agreement substantially in the form of Exhibit A hereto;
     (m) Not a Foreign Person. Seller shall deliver to Purchaser on or before the Closing Date, an affidavit to the effect that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the Regulations promulgated thereunder. If, on or before the Closing Date, Purchaser shall not have received such affidavits, Purchaser may withhold from the Consideration payable at Closing to such Seller such sums as are required to be withheld therefrom under Section 1445 of the Code and the Regulations promulgated thereunder;
     (n) Interests. Seller shall have delivered the Interests free and clear of any Liens; and
     (o) Other Deliveries. The Seller shall have delivered such other certificates, instruments of conveyance, and documents as may be reasonably requested by Purchaser and agreed to by Seller prior to the Closing Date and reasonably necessary to carry out the intent and purposes of this Agreement.

ARTICLE VIII
TAX MATTERS
     Section 8.1 Character and Treatment of transaction.
     (a) Sale Portion of Transaction. Purchaser and Seller agree to treat the sale of the Interests as set forth in Section 1.2(a) for United States federal income tax purposes as a sale on the Closing Date of a portion of the Interests, all pursuant to Regulations Section 1.707-3(a) and in accordance with Examples 1 and 6 of Regulations Section 1.707-5(f).
     (b) Contribution Portion of Transaction. Purchaser and Seller agree to the treat the contribution of the Interests not sold pursuant to Section 1.2(a) as a contribution by Seller to the Purchaser in exchange for Purchaser Units pursuant to Regulations Section 1.721-1.
     (c) Valuations & Allocations. All valuations and Consideration allocations shall be as set forth in Schedule 8.1(c) hereto, particularly as follows (collectively, the “Allocation”):
     (i) The Cash Payment shall be deemed to have acquired that portion of the Interests designated as “Purchased Interests” on Schedule 8.1(c).
     (ii) The Consideration described in Section 1.2(b) shall be deemed to have acquired that portion of the Interests designated as “Contributed Interests” on Schedule 8.1(c).
     (d) Allocation Consistency. Seller and Purchaser shall report the transactions contemplated hereby on all Tax Returns, including, but not limited to Form 8594, for purposes of Code Sections 721 and 751, and for purposes of future allocations under Code Section 704(c) in a manner consistent with Schedule 8.1(c) of this Agreement and of the Schedules hereto. If the Consideration is adjusted pursuant to the terms of this Agreement, then Seller shall prepare such adjustment to Schedule 8.1(c) which adjustment shall be submitted to Purchaser, and Seller and Purchaser shall use their best efforts to agree on the final adjustment within 30 days after the determination of the adjusted Consideration. Purchaser and its Affiliates shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as Seller may reasonably request in preparing any required adjustment to Schedule 8.1(c) of this Agreement and of the Schedules hereto. If, contrary to the intent of the parties hereto as expressed in this Section 8.1(d), any Taxing authority makes or proposes an allocation different from as set forth in Schedule 8.1(c) of this Agreement and of the Schedules hereto determined under this Section 8.1(d), Seller and Purchaser shall cooperate with each other in good faith to contest such Taxing authority’s allocation (or proposed allocation), provided, however, that, after consultation with the party (or parties) adversely affected by such allocation (or proposed allocation), the other party (or parties) hereto may file such protective claims or Tax Returns as may be reasonably required to protect its (or their) interests.

     (e) Tax Treatment of Adjustments to Consideration. For Tax purposes, the parties agree to treat all adjustments made under this Agreement, or under any indemnity provision contained in this Agreement (including any Escrow Deposit retained by Purchaser), or for breaches of representations, warranties, covenants or agreements, as adjustments to the Consideration as calculated and determined in this Agreement.
     Section 8.2 Post-Closing Tax Covenant.
     Seller and Purchaser agree, for the avoidance of doubt, that any accumulated depreciation attributable to the Interests contributed in exchange for Purchaser Units pursuant to Section 1.2(b) will not be duplicated in computing any amounts under Code Section 751(c) and 751(d).
     Section 8.3 Responsibility for Filing Tax Returns and Paying Taxes.
     Seller shall pay all Taxes in the nature of income taxes owed with respect to a Pre-Closing Tax Period with respect to each of the Subject Companies to the extent such Taxes are not taken into account in the calculation of Net Working Capital after the Effective Time. Liability for Taxes other than income taxes for any Tax period that includes but does not end on the Effective Time (a “Straddle Period”) shall be apportioned between Purchaser and Seller as follows: (i) property and similar ad valorem Taxes or franchise Taxes based solely on capital shall be apportioned on a ratable daily basis; and (ii) all other Taxes, excluding income Taxes, shall be apportioned based on an interim closing of the books of each of the Subject Companies as of the Effective Time. For this purpose, any franchise Tax paid or payable with respect to any Subject Company shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such Tax. Purchaser and Seller shall each provide the other with all information reasonably necessary to prepare a Tax Return.
     Section 8.4 Responsibility for Tax Audits and Contests.
     Seller shall control any audit or contest with respect to a Pre-Closing Tax Period and Purchaser shall control any other audit or contest; provided, however, that the Party with the greater potential Tax liability shall control any audit or contest with respect to a year during which a Straddle Period occurs, except as to audits relating to income Taxes; provided further, that the Party so in control of an audit or contest with respect to a Straddle Period shall allow the other Party to participate at such other Party’s cost and expense and shall not settle any claim from such audit on behalf of such other Party without such other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. The Party in control of an audit or controversy shall keep the other Party informed of the status of the audit or controversy (including providing copies of correspondence and pleadings). Neither Purchaser nor Seller shall settle any audit or contest in a way that would adversely affect the other Party without the other Party’s written consent, which the other Party shall not unreasonably withhold or delay. Purchaser and Seller shall each provide the other with all information reasonably necessary to conduct an audit or contest with respect to Taxes.

     Section 8.5 Tax Refunds.
     Seller shall be entitled to any refund of Taxes paid with respect to a Pre-Closing Tax Period. Purchaser shall be entitled to any refund of Taxes paid with respect to a Post-Closing Tax Period. Refunds for a Straddle Period (other than refunds in respect of income Taxes) shall be apportioned based on Taxes (other than income Taxes) that were paid by or on behalf of Purchaser or Seller. If a Party receives a refund to which the other Party is entitled, the Party receiving the refund shall pay it to the Party entitled to the refund within two (2) Business Days after receipt.
     Section 8.6 Disputes over Tax Provisions.
     Except as otherwise provided in Section 1.4. the Parties shall resolve any dispute over the calculation of Taxes and under this Article VIII, which is not settled between the Parties within 30 days, by submitting the dispute to PricewaterhouseCoopers LLP or another mutually agreed upon nationally recognized accounting firm (the “Accountants”) and providing the Accountants access to and copies of such books and records necessary for the Accountants to resolve the dispute. The Accountants shall have thirty (30) days to review and prepare a written statement of their determination, which determination shall be binding upon the Parties. Any fees and expenses of the Accountants incurred in resolving the disputed matter(s) shall be borne equally by the Parties.
     Section 8.7 Limit on Indemnity.
     This Article VIII shall be expressly subject to the limits on indemnity set forth in Article X hereof.
ARTICLE IX
TERMINATION AND AMENDMENT
     Section 9.1 Termination.
     This Agreement may be terminated at any time prior to Closing (i) by the mutual prior written consent of Seller and Purchaser; (ii) by either Seller or Purchaser pursuant to Section 3.6; (iii) by either Purchaser or Seller, if Closing has not occurred on or before August 30, 2007; provided, however, that no Party shall be entitled to terminate this Agreement under this Section 9.1(iii) if the Closing has failed to occur because such Party failed to perform or observe in any material respect its covenants and agreements hereunder; (iv) by Seller, if Purchaser fails to deliver the LOC Deposit in accordance with Section 1.5 or if there has been a breach by Purchaser of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Seller at the Closing and such violation or breach has not been waived by Seller or cured by Purchaser within ten (10) Business Days after receipt by Purchaser of written notice thereof from Seller (provided that the failure to deliver the Consideration at the Closing as required hereunder shall not be subject to cure hereunder unless the Consideration is accepted by Seller or otherwise agreed to in writing by Seller) and Purchaser shall not be entitled to more than one cure period; (v) by Purchaser, if there has been a breach by Seller of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Purchaser at the Closing and such violation or breach has not been waived by Purchaser or cured by Seller within ten (10) Business Days after receipt by Seller of written notice thereof from Purchaser; or (vi) by Seller pursuant to Section 3.4(g)(v)(D).
     Section 9.2 Effect of Termination.
     If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 4.6, 5.5, 6.5, 12.5, 12.8, 12.16 and 12.17 and of the Confidentiality Agreement which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 9.1(iii), (iv) or (v) shall not relieve any Party from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing. In the event this Agreement terminates under Section 9.1(iii), (iv) or (v) and any Party has failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to Closing, then the other Party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party maybe entitled; provided, however, if Seller terminates this Agreement pursuant to Section 9.1(iv), Seller’s sole remedy and recourse shall be payment of the full LOC Deposit amount and retention of the full LOC Deposit amount as liquidated damages, and in this regard, the Parties agree that in such event Seller’s damages are uncertain and speculative and the amount of the LOC Deposit is calculated by reference to Seller’s anticipated damages and not established as a penalty; and provided further, however, if this Agreement terminates for any reason other than pursuant to Section 9.1(iv), the Parties shall cause the LOC Deposit to be returned within three (3) Business Days to Purchaser. The foregoing notwithstanding, nothing herein shall preclude Purchaser shall be entitled to such equitable relief, including specific performance, to which Purchaser may be entitled.
ARTICLE X
INDEMNIFICATION; LIMITATIONS
     Section 10.1 Indemnification.
     (a) From and after Closing, Purchaser shall indemnify, defend and hold harmless Seller from and against all Damages incurred or suffered by Seller:
     (i) caused by or arising out of or resulting from the ownership, use or operation of the Assets, whether before or after the Effective Time or the Closing Date,
     (ii) caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained in Article VI, or
     (iii) caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article V of this

Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 7.2(a);
even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person (but not the gross negligence or willful misconduct of any Indemnified Person), but excepting in each case Damages against which Seller would be required to indemnify Purchaser under Section 10.1(b) at the time the claim notice is presented by Purchaser.
     (b) From and after Closing, Seller shall indemnify, defend and hold harmless Purchaser against and from all Damages incurred or suffered by Purchaser:
     (i) caused by or arising out of or resulting from Seller’s breach of any of Seller’s covenants or agreements contained in Article VI, or
     (ii) caused by or arising out of or resulting from any breach of any representation or warranty made by Seller contained in Article III or Article IV of this Agreement, or in the certificate delivered by Seller at Closing pursuant to Section 7.1(a), even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person (but not the gross negligence or willful misconduct of any Indemnified Person).
     (c) Notwithstanding anything to the contrary contained in this Agreement, this Section 10.1 contains the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Articles IV, V, and VI (but excluding Sections 6.1, 6.4, 6.5, 6.8, 6.10, 6.14, 6.15, 6.16, 6.17, 6.18, and 6.19) and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Sections 7.1(a) or 7.2(a), as applicable. Except for the remedies contained in this Section 10.1 and Article III, and any other remedies available to the Parties at law or in equity for breaches of provisions of this Agreement other than Articles III, IV; V, and VI (but excluding Sections 6.1, 6.4, 6.5, 6.8, 6.10, 6.14, 6.15, 6.16, 6.17, 6.18, and 6.19), Seller and Purchaser each release, remise and forever discharge the other and its Affiliates and all such Parties’ stockholders, officers, directors, employees, agents, advisors and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement, the Subject Companies’ ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, including, without limitation, rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any other Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution, rights under agreements between Seller and any Persons who are Affiliates of Seller, and rights under insurance maintained by Seller or any Person who is an Affiliate of Seller, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any released Person (but not the gross negligence or willful misconduct of any released Person), excluding, however, any existing contractual rights between (i) Purchaser or any of Purchaser’s Affiliates and (ii) Seller or any of Seller’s Affiliates under contracts between them relating to the Assets.
     (d) “Damages”, for purposes of this Article X, shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Purchaser and Seller shall not be entitled to indemnification under this Section 10.1 for, and “Damages” shall not include, (i) loss of profits or other consequential damages suffered by the Party claiming indemnification, or any punitive damages, (ii) any liability, loss, cost, expense, claim, award or judgment that does not individually exceed one hundred thousand dollars ($100,000), and (iii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or increased by the actions or omissions of any Indemnified Person after the Closing Date.
     (e) The indemnity of each Party provided in this Section 10.1 shall be for the benefit of and extend to such Party’s present and former Affiliates, and its and their directors, partners, members, officers, employees, and agents. Any claim for indemnity under this Section 10.1 by any such Affiliate, director, partner, member, officer, employee, or agent must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Seller and Purchaser shall have any rights against either Seller or Purchaser under the terms of this Section 10.1 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 10.1(e). Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Parties affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Party for any action or inaction under this Section.
     (f) Purchaser shall not conduct (or have conducted on its behalf) any material remediation operations with respect to any claimed Damages relating to a breach of Seller’s representation or warranty pursuant to Section 4.7 or any Claim relating to the subject matter of such representation or warranty without first giving Seller notice of the remediation with reasonable detail at least 45 days prior thereto (or such shorter period of time as shall be required by any Governmental Authority). Seller shall have the option (in its sole discretion) to conduct (or have conducted on its behalf) such remediation operations. If Seller shall not have notified Purchaser of its agreement to conduct such remediation operations within such specified period, then Purchaser may conduct (or have conducted on its behalf) such operations. Purchaser and Seller agree that any remediation activities undertaken with respect to the Assets, whether conducted by Purchaser or Seller, shall be reasonable in extent and cost effective and shall not be designed or implemented in such a manner as to exceed what is required to cause a condition to be brought into compliance with Environmental Laws. All remediation activities conducted by Seller under this Agreement shall be conducted to the extent reasonably possible so as not to interfere substantially with the Subject Companies’ operation of the Assets.
     Section 10.2 Indemnification Actions.
     All claims for indemnification under Section 10.1 shall be asserted and resolved as follows:
     (a) For purposes of this Article X, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article X, and the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article X.
     (b) To make claim for indemnification under Section 10.1, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 10.2, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 10.2 shall not relieve the Indemnifying Person of its obligations under Section 10.1 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.
     (c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its liability to defend the Indemnified Person against such Claim under this Article X. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.
     (d) If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the

Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 10.2(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).
     (e) If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Claim and (ii) if its obligation is so admitted, reject, in its reasonable judgment, the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.
     (f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such 30 day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed obligated to provide such indemnification hereunder.
     Section 10.3 Limitation on Actions.
     (a) The representations and warranties of Seller in Article IV (but excluding Sections 4.2, 4.3, 4.4, clause (i) of 4.5, 4.13, and 4.16) and V (but excluding Sections 5.1, 5.2, 5.3, clause (i) of 5.4 and 5.10) and the covenants and agreements of the Parties in Article VI (excluding Sections 6.5, 6.8(e), and 6.19), and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Sections 7.1(a) and 7.2(a), as applicable, shall survive the Closing for a period of six months (unless a shorter period is expressly provided within the applicable section). The representations and warranties of Seller in Sections 4.8, 4.18, 4.23 and 4.26 shall survive for the applicable statute of limitations. The remainder of this Agreement, including representations under Sections 3.1, 4.2, 4.3, 4.4, 4.5, 4.13, and 4.16 of Seller and Sections 5.1, 5.2, 5.3, clause (i) of 5.4 and 5.10 of Purchaser, shall survive the Closing without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
     (b) The indemnities in Sections 10.1(a)(ii), 10.1(a)(iii), 10.1(b)(i) and 10.1(b)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnities in Section 10.1(a)(i) shall continue without time limit.
     (c) Neither Party shall have any liability for any indemnification under Section 10.1 (excluding indemnity for breaches of the representations in Section 5.10 or the covenants in Sections 6.5, 6.8(e), and 6.19, which shall not be subject to any indemnity threshold) until and unless the aggregate amount of the liability for all Damages for which claim notices are delivered by such Party exceeds $6,600,000, and then only to the extent such damages exceed $6,600,000. The adjustments to the Consideration contained in this Agreement, any further adjustments with respect to production, income, proceeds, receipts and credits under Section 12.1 and any payments in respect of any of the preceding shall not be limited by this Section.
     (d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, neither Party shall be required to indemnify the other Party under this Article X for aggregate Damages in excess of $55,000,000 (excluding indemnification for breaches of the representations in Section 5.10 and the covenants in Sections 6.5, 6.8(e), and 6.19, which shall not be subject to any indemnification cap).
     (e) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article X shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).
ARTICLE XI
[INTENTIONALLY OMITTED]
ARTICLE XII
MISCELLANEOUS
     Section 12.1 Receipts.
     Except as otherwise provided in this Agreement, any production from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds,

receipts and credits attributable to the Assets which are not reflected in the adjustments to the Consideration hereunder shall be treated as follows: all production of Hydrocarbons from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets on or after the Effective Time shall be the sole property and entitlement of Purchaser on behalf of the Subject Companies, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same promptly to Purchaser as designated.
     Section 12.2 Counterparts.
     This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.
     Section 12.3 Notice.
     All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller: AmGu Holdings LLC 1301 McKinney, Suite 3103 Houston, TX 77002 Attn: Tim Murray Facsimile: (713) 300-1339 Facsimile: (310) 443-6192	If to Purchaser:
Eagle Rock Energy Partners, L.P.
16701 Greenspoint Park Drive, Suite 200
Houston, Texas 77060
Attn: Alfredo Garcia
Facsimile: (281) 408-1399

With copies to:
Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
Attn: Barry Davis
Facsimile: (713) 654-1871
     Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.
     Section 12.4 Sales or Use Tax, Recording Fees and Similar Taxes and Fees.
     Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the sale and assignment of the Interests (but excluding any Taxes relating to income or capital gains of Seller). If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.

     Section 12.5 Expenses.
     Except as provided in Section 12.5, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing (other than normal course matters relating to the operations of the Subject Companies), including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.
     Section 12.6 Change of Name.
     As promptly as practicable, and to the extent reasonably practicable, but in any case within thirty (30) days after the Closing Date, Purchaser shall eliminate, at Purchaser’s cost, the names of “AmGu Holdings LLC”, “Vintage Petroleum”, or any Affiliates of Seller and any variants thereof from the Assets acquired pursuant to this Agreement, including the removal of any signs on the Assets that include such names, and except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.
     Section 12.7 Replacement of Bonds, Letters of Credit and Guarantees.
     The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller with Governmental Authorities and relating to the Assets will be transferred to Purchaser. Promptly following Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller or to consummate the transactions contemplated by this Agreement.
     Section 12.8 Governing Law; Submission to Jurisdiction.
     This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas without regard to principles of conflicts of laws otherwise applicable to such determinations except that the conveyances delivered hereunder shall be governed by the Laws of the state in which the transferred Assets are located. Each Party submits to the exclusive jurisdiction of the state and federal courts located in Harris County of the State of Texas for purposes of resolving any dispute, claim or controversy arising out of, in relation to or in connection with this Agreement.
     Section 12.9 Captions.
     The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
     Section 12.10 Waivers.
     Any failure by any Party or Parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived by the Party or Parties to whom such compliance is owed by an instrument signed by such Party or Parties and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     Section 12.11 Assignment.
     Subject to provisions or assigned contained herein, no Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party (such consent not to be unreasonably withheld) and any assignment or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.
     Section 12.12 Entire Agreement.
     The Confidentiality Agreement, this Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
     Section 12.13 Amendment.
     This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.
     Section 12.14 No Third-Party Beneficiaries.
     Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 10.1(f).
     Section 12.15 References.
     In this Agreement:
     (a) References to any gender includes a reference to all other genders;
     (b) References to the singular includes the plural, and vice versa;
     (c) Reference to any Article or Section means an Article or Section of this Agreement;
     (d) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

     (e) Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and
     (f) “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.
     Section 12.16 Construction.
     Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each of Seller and Purchaser has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.
     Section 12.17 Limitation on Damages.
     Notwithstanding anything to the contrary contained herein, none of Purchaser, Seller or any of their respective Affiliates shall be entitled to consequential or punitive damages in connection with this Agreement and the transactions contemplated hereby and Purchaser and Seller, for itself and on behalf of its Affiliates, hereby expressly waives any right to consequential or punitive damages in connection with this Agreement and the transactions contemplated hereby.
ARTICLE XIII
DEFINITIONS
     “Accountants” has the meaning set forth in Section 8.6
     “Acquisition Proposal” has the meaning provided such term in Section 6.13.
     “Actual Tax” has the meaning set forth in Section 1.4(c).
     “Actual Tax Calculation” has the meaning set forth in Section 1.4(c).
     “Affiliate” with respect to any Person, means any person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.
     “Agreement” has the meaning set forth in the first paragraph of this Agreement.
     “Allocated Value” means those values set forth on Exhibit B-1.
     “Allocation” has the meaning set forth in Section 8.1(c).

     “Assets” means any asset or property, including all oil and gas properties, leases, Wells, mineral interests, working interests, royalty interests or similar interests owned by the Subject Companies as of the date hereof.
     “Assumed Tax Rate” means 25%, which is the combined state and federal marginal income tax rate that the Parties hereby agree is the exclusive income tax rate to be used for purposes of determining the adjustments to the Consideration and Cash Payment for income taxes from the operations of the Subject Companies during the Interim Period.
     “Audited Financial Statements” has the meaning set forth in Section 4.17(a).
     “Baker” has the meaning set forth in Section 4.23(a).
     “Baker Agreement” has the meaning set forth in Section 4.23(a).
     “Baker Employees” has the meaning set forth in Section 4.23(a).
     “Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.
     “Cash Payment” has the meaning set forth in Section 1.2(a).
     “Claim” has the meaning set forth in Section 10.2(b).
     “Claim Notice” has the meaning set forth in Section 10.2(b).
     “Closing” has the meaning set forth in Section 2.1(a).
     “Closing Date” has the meaning set forth in Section 2.1(b).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Units” has the meaning set forth in Section 1.2(b).
     “Company Securities” has the meaning provided such term in Section 4.16(b).
     “Confidentiality Agreement” has the meaning set forth in Section 6.1.
     “Consideration” has the meaning set forth in Section 1.2.
     “Contract(s)” means any legally binding agreement, commitment, lease, license or contract.
     “Damages” has the meaning set forth in Section 10.1(d).
     “Defensible Title” has the meaning set forth in Section 3.2.
     “Disputed Matters” has the meaning set forth in Section 1.4(e).
     “Distribution Adjustment” has the meaning set forth in Section 1.2(c).

     “Distribution Schedule” has the meaning set forth in Section 1.2(c).
     “Effective Time” means April 1, 2007.
     “Employee Benefit Plan” has the meaning set forth in Section 4.23(c).
     “Employee Pension Benefit Plan” has the meaning set forth in Section 4.23(c).
     “Employee Welfare Benefit Plan” has the meaning set forth in Section 4.23(c).
     “Encumbrance” has the meaning set forth in Section 3.2.
     “Environmental Arbitrator” has the meaning set forth in Section 3.7(f).
     “Environmental Defect” has the meaning set forth in Section 3.7(a).
     “Environmental Defect Amount” has the meaning set forth in Section 3.7(a).
     “Environmental Condition” means: (a) any event or condition (including, without limitation, any Release) with respect to air, land, soil, surface, subsurface strata, surface water, ground water, or sediment that causes the Assets to become subject to (or their owner or operator to have Liability or be potentially liable for) any investigation, reporting, removal, remediation, or response action under, or not be in compliance with, any Environmental Law or any Permit pursuant to any Environmental Law; (b) the existence of any written Claim pending or threatened that reasonably may be expected to subject the Assets or the owner or the operator of the Assets to Liability under any Environmental Law as it pertains to the Assets or the existence of any event or condition on the Assets described in this definition; (c) the failure of the Assets to be in compliance, or the owner or operator of the Assets to comply with all applicable Environmental Laws with respect to the Assets; or (d) the failure of the owner or operator of the Assets to obtain or maintain in full force and effect any Permit required under applicable Environmental Laws with respect to the Assets. An event or circumstance that results in the inaccuracy or breach of the representations and warranties contained in Section 4.7 (insofar only as such representation and warranty relates to environmental matters) shall constitute an Environmental Condition. The term “Release” shall mean any release, disposal, spilling, leaking, migration, pouring, emission, emptying, discharge, injection, escape, transmission, leaching, or dumping, of any contaminants on, to or from, or related in any way to the use, ownership, or operation of, the Assets that has not been remediated in accordance with all applicable Environmental Laws.
     “Environmental Laws” means, as the same have been amended to the date hereof, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws as of the date hereof of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment or biological or cultural resources and all regulations implementing the foregoing.
     “Environmental Permits” means all permits, licenses, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws and necessary for or held in connection with the conduct of the business.
     “ERISA Affiliate” has the meaning set forth in Section 4.23(b).
     “Escrow Deposit” means the lesser of (i) such number of Common Units equal to $5.5 million determined using a per Common Unit price equal to the average closing price of Purchaser’s Common Units on NASDAQ Global Market on the last five trading days prior to the date hereof or (ii) the remaining Purchaser Units after all pre-closing adjustments as provided in this Agreement.
     “Estimated Effective Time Net Working Capital” shall be a value as set forth on Schedule 1.6.
     “Estimated Tax Amount” has the meaning set forth in Section 1.4(a).
     “Excluded Assets” means all of EAC’s interest under that certain Agreement dated November 18, 2006, between EAC and Spooner Petroleum Company, those certain agreements for “Consent to Receive Seismic Data, Fanny Church 3-D Project, Escambia County, Alabama” dated March 6, 2007, between EAC and Mayne & Mertz, Inc. and all interests in the oil and gas leases covered thereby located in the Farmout Area, as defined in the subject agreements being the South Foshee Prospect, Flomaton-Foshee Area of Mutual Interest, Escambia County, Alabama.
     “ExxonMobil Agreement” has the meaning set forth in Section 3.3(j).
     “Final Effective Time Net Working Capital” means the final Net Working Capital of the Subject Companies in the aggregate as of March 31, 2007 determined in accordance with Section 1.6(b).
     “Final Calculations” has the meaning provided such term in Section 1.2(b)(i).
     “Financial Statements” has the meaning provided such term in Section 4.17(a).
     “GAAP” means generally accepted accounting principles of the United States, consistently applied.
     “Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.

     “Imbalance” means any imbalance between (a) the quantity of Hydrocarbons produced from any Well and allocated to a Person from time to time and the share of such production to which such Person is actually entitled by virtue of its ownership interest in such Well, and (b) the quantity of Hydrocarbons produced from or allocable to the Assets delivered, and the quantity of such Hydrocarbons received, in each case for gathering, transportation, or storage for the account of a Person.
     “Indebtedness for Borrowed Money” means all obligations to any Person for borrowed money, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or (b) any guaranty with respect to indebtedness for borrowed money of another Person.
     “Indemnified Person” has the meaning set forth in Section 10.2(a).
     “Indemnifying Person” has the meaning set forth in Section 10.2(a).
     “Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.
     “Interests” has the meaning provided such term in the recitals of this Agreement.
     “Interim Period” means the period of time commencing at the Effective Time and ending on the Closing Date.
     “IRS” means Internal Revenue Service of the United States.
     “Laws” means all statutes, rules, regulations, ordinances, orders, and codes of Governmental Authorities.
     “Lien(s)” means any charges, pledges, options, mortgages, deeds of trust, hypothecations, or security interests.
     “LOC Deposit” has the meaning set forth in Section 1.4.
     “Material Adverse Effect” means any material adverse effect on the ownership, operation or value of the Assets, as currently operated, taken as a whole, provided, however, that “Material Adverse Effect” shall not include material adverse effects resulting from general changes in Hydrocarbon prices, general changes in industry, economic or political conditions or general changes in Laws or in regulatory policies.
     “Material Contract(s)” has the meaning provided such term in Section 4.21.
     “Net Working Capital” means, as of any given date, an amount (which may be positive or negative) equal to the total consolidated current assets of the Subject Companies as of such date minus the total consolidated current liabilities of the Subject Companies as of such date, in each case determined in accordance with GAAP and without giving effect to the transactions contemplated hereby; provided, however, that (a) current assets and current liabilities shall not include any commodity hedge contracts, and (b) current liabilities shall not include current portion of any long-term indebtedness, and (c) current assets shall not be reduced by any cash amount distributed to Seller to cover actual tax liabilities for the current year in accordance with this Agreement.
     “NORM” has the meaning set forth in Section 4.1(e).
     “Non-Escrowed Units” has the meaning provided such term in Section 1.2(d).
     “Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.
     “Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.
     “Party(ies)” has the meaning set forth in the first paragraph of this Agreement.
     “Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities.
     “Permitted Encumbrances” has the meaning set forth in Section 3.3.
     “Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Government Body or any other entity.
     “Post-Closing Tax Period” means any Tax period (or a portion thereof) that is not a Pre-Closing Tax Period.
     “Pre-Closing Tax Period” means any Tax period (or a portion thereof) ending on or before the Closing Date.
     “Proceeding(s)” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contests, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.
     “Purchaser” has the meaning set forth in the first paragraph of this Agreement.
     “Purchaser Units” means the Common Units issued pursuant to Section 1.2(b) hereof.

     “Regulations” means the Treasury Regulations, including Temporary Regulations, promulgated by the United States Treasury Department under the Code.
     “Release” has the meaning set forth within the definition of Environmental Condition above.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” has the meaning set forth in the first paragraph of this Agreement.
     “Site Assessor” has the meaning set forth in Section 3.7(a).
     “Straddle Period” has the meaning provided such term in Section 8.3.
     “Subject Company(ies)” has the meaning provided such term in the recitals of this Agreement.
     “Subject Company Guaranties” means those guaranties, letters of credit, bonds, sureties and other forms of credit support or assurances provided by Seller in support of obligations of the Subject Companies.
     “Tax Dispute Notice” has the meaning set forth in Section 1.4(d).
     “Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.
     “Tax Return(s)” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns, or other filing with respect to any Taxes provided to any Governmental Authority including any schedules or attachments thereto and any amendment thereof.
     “Title Arbitrator” has the meaning set forth in Section 3.4(i).
     “Title Benefit” has the meaning set forth in Section 3.2.
     “Title Benefit Amount” has the meaning set forth in Section 3.4(e).
     “Title Benefit Notice” has the meaning set forth in Section 3.4(b).
     “Title Claim Date” has the meaning set forth in Section 3.4(a).
     “Title Claim Notice” has the meaning set forth in Section 3.4(a).
     “Title Defect” has the meaning set forth in Section 3.2.

     “Title Defect Amount” has the meaning set forth in Section 3.4(d).
     “Travelers Lawsuit” has the meaning set forth in Section 6.17.
     “Travelers Lawsuit Settlement Amount” means $6,767,000.
     “Unaudited Financial Statements” has the meaning set forth in Section 4.17(a).
     “United States” means United States of America.
     “Vintage Acquisition” means that certain acquisition pursuant to that certain Purchase and Sale Agreement dated May 8, 2006, between Vintage Petroleum, LLC and Escambia Asset Co., Inc.
     “WARN” has the meaning set forth in Section 4.26(c).
     “Wells” means all those certain oil and gas Wells set forth on Exhibit B.

     IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties hereto on the date first above written.

SELLER:

AMGU HOLDINGS LLC

By: AMGU Investors, LLC, Sole Member

By: Orpheus Holdings, LLC, Managing Member

By:

Name:
Title:

Signature Page of Seller
Purchase Sale and Contribution Agreement

PURCHASER:

EAGLE ROCK ENERGY PARTNERS, L.P.

By: Eagle Rock Energy GP, L.P., its general partner

By:	Eagle Rock Energy G&P, LLC, its general partner

By:
J.A. Mills, Chief Executive Officer
Signature Page of Purchaser
Purchase Sale and Contribution Agreement